Exhibit (d)(1)

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

GULFSIDE SUPPLY, INC.,

GULFCO ACQUISITION, INC.

AND

EAGLE SUPPLY GROUP, INC.

Dated as of August 5, 2004

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

		Page
9.9	Governing Law; Jurisdiction	44
9.10	Specific Performance	45
9.11	Waiver of Jury Trial	45
9.12	Severability	45
9.13	Obligations of the Parent	45
9.14	Counterparts	45
9.15	Captions	45

Exhibit A	Securities Purchase and Tender Agreement
Exhibit B	Stock Option Agreement

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of August 5, 2004, by and among GULFSIDE SUPPLY, INC., a Florida corporation (“Parent”), GULFCO ACQUISITION, INC., a Delaware corporation and wholly-owned subsidiary of Parent (the “Purchaser”), and EAGLE SUPPLY GROUP, INC., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 9.1 of this Agreement.

RECITALS

WHEREAS, the board of directors of the Company, based upon the unanimous recommendation of a special committee thereof consisting solely of Independent Directors (as defined herein), and the boards of directors of the Parent and the Purchaser, deem it advisable and in the best interests of their respective corporations and stockholders to approve the acquisition of the Company by the Parent upon the terms and subject to the conditions set forth herein;

WHEREAS, in furtherance thereof, this Agreement provides for the Parent to commence a cash tender offer (the “Offer”) to acquire all of the issued and outstanding common stock, $0.0001 par value per share, of the Company (“Common Stock”) for $2.20 per share of Common Stock, net to the seller in cash (such price, or any such higher price per share of Common Stock as may be paid in the Offer, is referred to herein as the “Offer Price”);

WHEREAS, the boards of directors of the Parent, the Purchaser, and the Company have each approved and adopted this Agreement and the Merger (as defined in Section 1.4 hereof) following the Offer in accordance with the General Corporation Law of the State of Delaware (“DGCL”), and upon the terms and subject to the conditions set forth herein;

WHEREAS, the board of directors of the Company has approved this Agreement and has determined that the consideration to be paid for each share of Common Stock in the Offer and the Merger is fair to the holders of such shares of Common Stock and has resolved to recommend that the holders of such shares of Common Stock accept the Offer, tender their shares of Common Stock pursuant thereto, and approve and adopt this Agreement and each of the transactions contemplated hereby, including the Offer and the Merger (the “Transactions”), upon the terms and subject to the conditions set forth herein; and

WHEREAS, the Parent and the Purchaser have required as a condition and an inducement to its willingness to enter into this Agreement that concurrently with the execution and delivery of this Agreement and incurring the obligations set forth herein, with the approval of the Company’s board of directors (a) certain stockholders of the Company enter into and deliver a Securities Purchase and Tender Agreement in substantially the form attached hereto as Exhibit A (“Tender Agreement”) pursuant to which such stockholders have agreed, among other things, to tender the shares of Common Stock held by them in the Offer and to grant the Parent, under certain circumstances, its proxy to vote such shares, and (b) the Company, the Parent, and the Purchaser enter into and deliver a Stock Option Agreement in substantially the form attached hereto as Exhibit B (“Stock Option Agreement”).

NOW, THEREFORE, in consideration of the foregoing, and of the mutual representations, warranties, covenants, and agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE 1

THE OFFER AND THE MERGER

1.1 The Offer.

(a) Provided that this Agreement shall not have been terminated in accordance with Section 8.1 of this Agreement and none of the events set forth in Annex I shall have occurred and be continuing, the Purchaser shall, as promptly as reasonably practicable following the execution of this Agreement (but in any event no later than seven business days after the execution and delivery of this Agreement), commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)) the Offer to purchase for cash all of the shares of Common Stock at the Offer Price. The obligations of the Purchaser to accept for payment and to pay for any shares of Common Stock validly tendered pursuant to the Offer on or prior to the expiration of the Offer and not withdrawn shall be subject to (i) there being validly tendered and not withdrawn prior to the final expiration of the Offer that number of shares of Common Stock which, together with the shares of Common Stock then beneficially owned by the Parent or the Purchaser, represents at least eighty percent (80%) of the shares of Common Stock outstanding on a Fully-Diluted Basis (the “Minimum Condition”) and (ii) the other conditions set forth in Annex I hereto. “Fully-Diluted Basis” shall mean, as of any date, the number of the shares of Common Stock issued and outstanding, together with the shares of Common Stock that may be issued by the Company pursuant to warrants, options, rights, or obligations outstanding at that date which have exercise or conversion prices on a per share basis at or below the Offer Price, whether or not vested or then exercisable (excluding the shares of Common Stock issuable pursuant to the Stock Option Agreement). Subject to the terms of the Offer and this Agreement, and the prior satisfaction or waiver by the Parent or the Purchaser of the Minimum Condition and the other conditions set forth in Annex I hereto as of any expiration date of the Offer, the Purchaser shall, in accordance with the terms of the Offer, consummate the Offer and accept for payment and pay for, and Parent shall cause the Purchaser to accept for payment and pay for, all shares of Common Stock validly tendered and not withdrawn pursuant to the Offer promptly after the expiration of the Offer (subject to the applicable provisions of Rule 14d-11 under the Exchange Act, to the extent applicable). The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) containing the terms set forth in this Agreement and having only the Minimum Condition and the other conditions set forth in Annex I hereto. Parent and Purchaser agree that the Offer to Purchase will provide a statement in all appropriate places therein to the effect that the Purchaser’s obligation to purchase shares of Common Stock pursuant to the Offer is not conditioned on any financing arrangements or subject to any financing condition. Unless extended in accordance with this Section 1.1(a), the Offer shall provide for an initial expiration date of twenty (20) business days (as defined in Rule 14d-1 promulgated under the Exchange Act, each a “Business Day”) following the commencement of the Offer (within the meaning of Rule 14d-2 promulgated under the Exchange Act) (the “Initial Expiration Date”). The Purchaser and the Parent agree that they shall not terminate or withdraw the Offer unless, at the Initial Expiration Date, the Minimum Condition shall not have been satisfied or the other conditions to the Offer described in Annex I have not been satisfied or earlier waived. The Purchaser expressly reserves the right to waive or modify the terms of the Offer, except that, without the prior written consent of the Company (such consent to be authorized by the board of directors of the Company or a duly authorized committee thereof), neither the Parent nor the Purchaser shall (i) amend or waive satisfaction of the Minimum Condition, (ii) decrease the Offer Price, (iii) change the form of consideration payable in the Offer, (iv) decrease the number of shares of Common Stock sought in the Offer, (v) impose additional conditions to the Offer, (vi) amend any of the conditions set forth in Annex I in any manner adverse to the holders of the shares of Common Stock, or (vii) amend any other term of the Offer in a manner that is materially adverse to the holders of the shares of Common Stock. Notwithstanding the foregoing, the Purchaser may (but shall not be obligated to), without the consent of the Company extend the Offer (x) beyond the Initial Expiration Date from time to time, for such period or periods of time as the Purchaser reasonably believes are necessary to cause the conditions to be satisfied if, at the Initial Expiration Date, any conditions to the Offer shall not have been satisfied or waived (in which event the term “Initial Expiration Date” shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall so expire); provided that, the Purchaser shall, upon the written request of the Company, extend the Offer for one or more periods not to exceed an aggregate of ten (10) Business Days if, as of any expiration date, all of the conditions set forth in clause (ii) of Annex I (other than subparagraph (c) thereof) are not satisfied, but such conditions are reasonably capable of being satisfied in such period, (y) for any period required by any rule, regulation, interpretation, or position of the Securities and Exchange Commission (“SEC”) or the staff thereof applicable to the Offer and (z) on one or more occasions (all such occasions aggregating not more than twenty Business Days) beyond the latest expiration that would otherwise be permitted under clause (x) or (y) of this sentence, if, on such expiration date, all of the conditions to the Purchaser’s obligation to accept payment of the Common Stock are satisfied or earlier waived, but the number of shares of Common Stock validly tendered (and not withdrawn) pursuant to the Offer, together with the Common Stock then owned by Parent and the Purchaser, represents less than ninety percent (90%) of the outstanding shares of Common Stock on a Fully-Diluted Basis; provided, however, that Purchaser’s decision to extend the Offer in the case of this clause (z) shall constitute a waiver of the conditions set forth in clauses (d) and (f) (excluding any willful or intentional breach of any material obligation of the Company) on Annex I and of its right to terminate the Agreement under Sections 8.1(b)(iii), (c)(iv), or (c)(v). In addition, subject to the provisions of Section 8.1(b)(iii) of this Agreement, if, on the Initial Expiration Date any of the events set forth in subparagraph (c) of Annex I shall have occurred and be continuing and shall not have been waived by the Purchaser, then, in each such case, the Purchaser shall extend the Offer for up to ten (10) Business Days. In the event the Minimum Condition is satisfied and the Purchaser purchases the shares of Common Stock pursuant to the Offer, the Purchaser may, in its sole discretion, provide a “subsequent offering period” in accordance with Rule 14d-11 promulgated under the Exchange Act (a “Subsequent Offering Period”). In addition, the Purchaser may increase the Offer Price (but not change any other condition to the Offer) and extend the Offer to the extent required by law in connection with such increase, in each case in its sole discretion and without the consent of the Company.

(b) As soon as practicable on the date the Offer is commenced, the Parent and the Purchaser shall file with the SEC, a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including the exhibits thereto, the “Schedule TO”). The Schedule TO will comply in all material respects with the provisions of all applicable federal securities laws and will contain or incorporate by reference the summary term sheet required thereby and, as exhibits, the Offer to Purchase, forms of the related letters of transmittal, and summary advertisement, and all other ancillary Offer documents (which documents, together with any amendments and supplements thereto, and any other SEC schedule or form which is filed in connection with the Offer and related transactions, are referred to collectively herein as the “Offer Documents”). The Parent and the Purchaser further agree to take all steps necessary to cause the Offer Documents to be filed with the SEC and to be disseminated to the holders of the Common Stock, in each case, as and to the extent required by, applicable federal securities laws. The Parent and the Purchaser agree promptly to correct the Schedule TO or the Offer Documents if and to the extent that any information shall have become false or misleading in any material respect or as otherwise required by law (and the Company, with respect to written information supplied by it specifically for use in the Schedule TO or the Offer Documents, shall promptly notify Parent of any required corrections of such information and shall cooperate with Parent and the Purchaser with respect to correcting such information). The Parent and the Purchaser further agree to take all steps necessary to cause the Schedule TO, as so corrected, to be filed with the SEC and the Offer Documents, as so corrected, to be disseminated to holders of the Common Stock as required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents before they are filed with the SEC. In addition, the Parent and the Purchaser agree to provide the Company and its counsel in writing with any comments or communications, written or oral, that the Parent, the Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the Parent’s or the Purchaser’s, as the case may be, receipt of such comments. Prior to responding to any such comments, the Parent or the Purchaser shall consult with the Company and its counsel, except that the Parent or the Purchaser may, without first consulting with the Company or its counsel, respond to such SEC comments so long as the Parent and the Purchaser has attempted in good faith to consult with the Company and its counsel but has been unable to do so in a timely manner.

(c) The Parent shall provide or cause to be provided to the Purchaser all of the funds necessary to purchase all of the shares of Common Stock that the Purchaser becomes obligated to purchase pursuant to the Offer.

(d) If this Agreement has been terminated pursuant to Section 8.1 of this Agreement, the Purchaser shall, and the Parent shall cause the Purchaser to, promptly terminate the Offer without accepting any of the shares of Common Stock for payment.

1.2 Company Actions.

(a) On the date that the Offer Documents are filed with the SEC, the Company shall, in a manner that complies with Rule 14d-9 promulgated under the Exchange Act, file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to this Offer (together with all amendments, supplements, and exhibits thereto, the “Schedule 14D-9”) which shall, subject to the provisions of Section 5.2(d), contain the recommendation that the stockholders of the Company accept the Offer, tender their shares of Common Stock to the Purchaser pursuant to the Offer, and approve and adopt this Agreement and the Merger. The Company agrees to cause the Schedule 14D-9 to be filed with the SEC and disseminated to holders of shares of Common Stock, together with the Offer Documents, in each case as and to the extent required by applicable federal securities laws. The Company, on the one hand, and the Parent and the Purchaser, on the other hand, agree promptly to correct any information provided by it for use in the Schedule 14D-9 if it shall have become false or misleading in any material respect or as otherwise required by law. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of the Common Stock as required by applicable federal securities laws. The Parent, the Purchaser, and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 before it is filed with the SEC. In addition, the Company agrees to provide the Parent, the Purchaser and their counsel in writing with any comments or communications, written or oral, that Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the Company’s receipt of such comments.

(b) In connection with the Offer, the Company will as promptly as practicable furnish or cause to be furnished to the Purchaser mailing lists, security position listings and any available listing or computer file containing the names and addresses of the record holders of the shares of Common Stock as of a recent date, and shall promptly furnish to the Purchaser such information and assistance (including, but not limited to, lists of holders of shares of Common Stock, updated periodically, and their addresses, mailing lists and labels of security positions) as the Purchaser may reasonably request. Each of the Parent and the Purchaser shall treat the information referred to in this Section 1.2(b) in accordance with Rule 14d-5(f)(4) promulgated under the Exchange Act.

1.3 Directors.

(a) Promptly upon the purchase of and the payment for shares of Common Stock by Parent or the Purchaser which represent at least eighty percent (80%) of the outstanding Common Stock (on a Fully-Diluted Basis), subject to Section 1.3(b) of this Agreement, Parent shall be entitled to elect or designate such number of directors, rounded up to the next whole number, on the Company’s board of directors as is equal to the product of the total number of directors on the Company’s board of directors (giving effect to the directors elected or designated by Parent pursuant to this sentence) multiplied by the percentage that the aggregate number of shares of Common Stock beneficially owned by the Purchaser, Parent and any of their affiliates bears to the total number of shares of Common Stock then outstanding (on a Fully-Diluted Basis). In furtherance thereof, the Company shall, upon request of the Parent, either take all actions necessary promptly to increase the size of the Company’s board of directors or to promptly secure the resignations of such number of its incumbent directors, or both, as is necessary to enable Parent’s designees to be so elected or designated to the Company’s board of directors, and shall take all actions necessary to cause Parent’s designees to be so elected or designated at such time. At such time, the Company shall, upon Parent’s request, also cause persons elected or designated by Parent to constitute the same percentage (rounded up to the next whole number) as is on the Company’s board of directors of (i) each committee of the Company’s board of directors, (ii) each board of directors (or similar body) of each Company Subsidiary (as defined in Section 3.4), and (iii) each committee (or similar body) of each such board, in each case only to the extent permitted by applicable law or the rules of any stock exchange or trading market on which the Common Stock is listed or traded. The Company’s obligations under this Section 1.3(a) shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The Company shall promptly take all actions required pursuant to such Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3(a) (subject to the Parent’s timely notification to the Company of such information as is necessary to fulfill such obligations), including mailing to stockholders (together with the Schedule 14D-9 if the Parent has then provided the necessary information) the information required by such Section 14(f) and Rule 14f-1 as is necessary to enable the Parent’s designees to be elected or appointed to the Company’s board of directors. The Parent or the Purchaser will supply the Company in writing and be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1. The provisions of this Section 1.3(a) are in addition to and shall not limit any rights which the Purchaser, the Parent or any of their affiliates may have as a holder or beneficial owner of Company Common Stock as a matter of law with respect to the election of directors of the Company or otherwise.

(b) From and after the election or appointment of the Parent’s designees to the Company’s board of directors pursuant to Section 1.3(a) and until the Effective Time (as defined in Section 1.5 hereof), the Company shall cause its board of directors to have at least 3 directors who are directors on the date hereof and who are not employed by the Company and who are not affiliates, associates, stockholders or employees of the Parent or the Purchaser and each of whom shall be NASD Independent Directors (the “Independent Directors”); provided, that, if any Independent Director ceases to be a director for any reason whatsoever, the remaining Independent Directors (or Independent Director, if there is only one remaining) shall be entitled to designate any other person(s) who shall not be affiliates, associates, stockholders, or employees of the Parent or any of its Subsidiaries and who shall be NASD Independent Director(s) to fill such vacancies and such person(s) shall be deemed to be Independent Director(s) for purposes of this Agreement (provided that the remaining Independent Directors shall fill such vacancies as soon as practicable, but in any event within 5 business days, and further provided that if no such Independent Director is appointed in such time period, the Board of Directors shall designate such Independent Director(s), each of whom shall be a NASD Independent Director), provided, further, that, if no Independent Director then remains, the other directors shall designate 3 persons who shall not be stockholders, affiliates, associates or employees of the Parent or any of its Subsidiaries and who shall be NASD Independent Directors to fill such vacancies and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Following the election or appointment of the Parent’s designees pursuant to Section 1.3(a) and until the Effective Time, neither the Parent nor the Purchaser will take any action to cause any Independent Director to be removed other than for cause. Notwithstanding anything in this Agreement to the contrary, from and after the election or appointment of the Parent’s designees pursuant to Section 1.3(a) and until the Effective Time, in addition to the approval of the board of directors as a whole, the approval or affirmative vote of a majority of the Independent Directors shall be required in order to (i) amend or terminate this Agreement by the Company, or extend the time period with respect to the obligations of the Parent and the Purchaser under Section 1.9 hereof, (ii) exercise or waive any of the Company’s rights, benefits or remedies hereunder, or (iii) take any other action of the Company’s board of directors under or in connection with this Agreement in any manner that (in the determination of a majority of the Independent Directors) adversely affects the holders of the Company’s Common Stock (other than the Parent, the Purchaser, or any of their respective Affiliates) in any material respect.

1.4 The Merger.

(a) Subject to the terms and conditions of this Agreement, at the Effective Time, the Company and the Purchaser shall consummate a merger (the “Merger”) pursuant to which (i) the Company shall be merged with and into the Purchaser and the separate corporate existence of the Company shall thereupon cease, (ii) the Purchaser shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Delaware, and (iii) the separate corporate existence of the Purchaser with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the “Surviving Corporation.” The Merger shall have the effects specified in Section 259 of the DGCL and as set forth in Sections 1.4(b) and (c) hereof.

(b) The certificate of incorporation of the Purchaser, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation, except as to the name of the Surviving Corporation, which shall be “Eagle Supply Group, Inc.,” until thereafter amended as provided by law and such certificate of incorporation.

(c) The bylaws of the Purchaser, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, except as to the name of the Surviving Corporation, which shall be “Eagle Supply Group, Inc.,” until thereafter amended as provided by law, the certificate of incorporation of the Surviving Corporation, and such bylaws.

1.5 Effective Time.

On the Closing Date, the Parent, the Purchaser and the Company shall cause an appropriate Certificate of Merger to be executed and filed with the Secretary of State of the State of Delaware as provided in the DGCL. Notwithstanding the foregoing, if the Merger is to be consummated pursuant to Section 1.10 of this Agreement, the Parent shall execute and file a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware in accordance with the DGCL within the time specified in Section 1.10 of this Agreement. The Merger shall become effective on the date and time at which the Certificate of Merger or the Certificate of Ownership and Merger, as the case may be, has been duly filed with the Secretary of State of the State of Delaware or such later date and time as agreed upon by the parties, such time hereinafter referred to as the “Effective Time.”

1.6 Closing.

The closing of the Merger (the “Closing”) will take place at the offices of Fowler White Boggs Banker P.A., Tampa, Florida, at 10:00 a.m., Tampa time, on a date that is not later than the third business day following the later of: (a) the expiration of the Offer (or the expiration of any Subsequent Offering Period if the Purchaser elects to provide such a Subsequent Offering Period) and (b) the satisfaction or waiver of all of the conditions set forth in Article 7 (the “Closing Date”).

1.7 Directors and Officers of the Surviving Corporation.

The directors of the Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, in each case until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and Bylaws.

1.8 Subsequent Actions.

If at any time after the Effective Time the Surviving Corporation shall determine that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or the Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

1.9 Stockholders’ Meeting.

(a) If required in order to consummate the Merger, the Company shall, in accordance with applicable law:

(i) duly call, give notice of, convene and hold a special meeting of its stockholders (the “Special Meeting”), as promptly as practicable following the acceptance for payment and purchase of Common Stock by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon the approval of the Merger and the adoption of this Agreement;

(ii) as promptly as practicable following the acceptance for payment and purchase of Common Stock by the Purchaser pursuant to the Offer, prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement and use its best efforts to obtain and furnish the information required by the rules and regulations of the SEC to be included in the Proxy Statement (as hereinafter defined) and, after consultation with the Purchaser and the Parent, respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (together with any supplements thereto, the “Proxy Statement”) to be mailed to its stockholders;

(iii) if a Proxy Statement is required, include in the Proxy Statement the recommendation of the Company’s board of directors that stockholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement; and

(iv) if the solicitation of the Company’s stockholders is required, use all reasonable efforts to solicit from holders of Common Stock proxies in favor of the Merger and take all actions reasonably necessary or, in the reasonable opinion of the Purchaser, advisable to secure the approval of stockholders required by the DGCL, the Company’s Certificate of Incorporation and any other applicable law to effect the Merger.

(b) Parent and the Purchaser agree that prior to the Special Meeting neither of them shall dispose of any Common Stock owned by them and each agree to vote, or cause to be voted, all of the shares of Common Stock then owned by them or any of their other subsidiaries or Affiliates or that they are otherwise entitled to vote or cause to be voted in favor of the approval of the Merger and the adoption of this Agreement.

(c) Parent agrees promptly to provide the Company with all information regarding the Parent and the Purchaser required to be included in the Proxy Statement.

1.10 Merger Without Meeting of Stockholders. Notwithstanding Section 1.9, in the event that Parent, the Purchaser or any other subsidiary of Parent shall acquire at least 90% of the outstanding Common Stock (including shares of Common Stock acquired upon exercise of the Stock Option Agreement), the parties hereto agree, subject to Article 7, to take all necessary and appropriate actions to cause the Merger to become effective as soon as practicable (and in any event within one Business Day unless otherwise agreed to by the parties hereto) after such acquisition, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

ARTICLE 2

CONVERSION OF SECURITIES

2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of Common Stock or the holders of shares of common stock, $0.01 par value per share, of the Purchaser (“Purchaser Common Stock”):

(a) Purchaser Common Stock. Each issued and outstanding share of the Purchaser Common Stock will remain issued and outstanding.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. All shares of Common Stock that are owned by the Company as treasury stock and any shares of Common Stock owned by Parent, the Purchaser or any other wholly-owned Subsidiary of Parent shall be cancelled and retired, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Common Stock. Each outstanding share of Common Stock (other than shares of Common Stock to be cancelled in accordance with Section 2.1(b) and other than Dissenting Common Stock (as defined in Section 2.3)) shall be converted into the right to receive the Offer Price, payable to the holder thereof in cash, without interest (the “Merger Consideration”). From and after the Effective Time, all such shares of Common Stock shall no longer remain outstanding and shall automatically be cancelled and retired, and each holder of a certificate representing any such shares of Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger

Consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest thereon.

2.2 Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company (which shall be reasonably acceptable to the Company) to act as agent for the holders of shares of Common Stock in connection with the Merger (the “Paying Agent”) and to receive the funds to which holders of shares of Common shall become entitled pursuant to Section 2.1(c). At or prior to the Effective Time, Parent or the Purchaser shall deposit with the Paying Agent the aggregate Merger Consideration. Such funds shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation, in its sole discretion, pending payment thereof by the Paying Agent to the holders of the Common Stock. Earnings from such investments shall be the sole and exclusive property of Parent and the Surviving Corporation, and no part of such earnings shall accrue to the benefit of holders of Common Stock.

(b) Exchange Procedures. Promptly after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Common Stock (the “Certificates”) whose shares were converted pursuant to Section 2.1 into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent) and (ii) instructions for effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person (as hereinafter defined) other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (x) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not required to be paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed after the Effective Time to represent only the right to receive the Merger Consideration, without interest thereon.

(c) Lost, Stolen, or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (in a form reasonably satisfactory to the Purchaser) of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will issue, in each case, in exchange for such affidavit, the appropriate amount of Merger Consideration deliverable in respect thereof as determined in accordance with Section 2.1; provided that the Person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof, upon the request of the Purchaser or the Parent, indemnify the Surviving Corporation and the Parent in a manner reasonably satisfactory to them (by the posting by such Person of such bond and security as the Surviving Corporation and the Parent my reasonably request) against any claim that may be made against the Surviving Corporation and the Parent with respect to the Certificate claimed to have been lost, stolen or destroyed.

(d) Transfer Books; No Further Ownership Rights in Capital Stock. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of shares of Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Common Stock, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article 2.

(e) Termination of Fund; No Liability. At any time following six (6) months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) deposited with the Paying Agent and not disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any amounts remaining unclaimed by any holder of the Common Stock immediately prior to the time when such amounts would otherwise escheat to or become the property of a federal, state, or local government authority or court or administrative or regulatory agency, shall, to the extent permitted by law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(f) Withholding Taxes. Each of the Surviving Corporation, the Paying Agent, and the Parent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable hereunder to any person such amounts as it is required to be deducted and withheld pursuant to any applicable Tax laws. To the extent such amounts are deducted, withheld, and paid to the appropriate Governmental Entity (as defined herein), such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to such person.

2.3 Dissenting Common Stock.

(a) Notwithstanding anything in this Agreement to the contrary, Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has complied with Section 262 of the DGCL (“Dissenting Common Stock”) shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses its right to appraisal. A holder of Dissenting Common Stock shall be entitled to receive payment of the appraised value of the Common Stock held by it in accordance with Section 262 of the DGCL, unless, after the Effective Time, such holder fails to perfect or withdraws or loses its right to appraisal, in which case such Common Stock shall be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon surrender of the Certificate or Certificates representing such Common Stock pursuant to Section 2.2.

(b) The Company shall give Parent (i) prompt notice of any written demands for appraisal of any Common Stock received by the Company pursuant to Section 262 of DGCL, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights of appraisal and (ii) the opportunity to participate in the conduct of all negotiations and proceedings with respect to demands for appraisal under the DGCL. Except with the prior written consent of Parent, the Company shall not voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for appraisal.

2.4 Derivative Securities. Each outstanding common option, stock equivalent right or right to acquire shares of Common Stock (an “Option” or “Options”) granted under Company’s Stock Option Plan, as amended (the “Option Plan”), whether or not then exercisable or vested, shall be (a) deemed to be 100% vested and exercisable immediately after the purchase of the Common Stock pursuant to the Offer; and (b) at the Effective Time, cancelled and, in consideration of such cancellation the Parent shall, or shall cause the Surviving Corporation to, pay to such holders of Options and holders of each outstanding warrant to purchase shares of Common Stock (“Warrant” or “Warrants”), an amount in respect thereof equal to the product of (x) the excess, if any, of the Offer Price over the exercise price of each such Option or Warrant and (y) the number of shares of Common Stock subject to such Option or Warrant (such payment, if any, to be net of applicable withholding and excise taxes); provided, however, that with respect to any person subject to Section 16(a) of the Exchange Act, any such amount shall be paid as soon as practicable after the first date payment can be made without liability to such person under Section 16(b) of the Exchange Act. As of the Effective Time, the Option Plan shall terminate and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect to the capital stock of the Company or any Company Subsidiary shall be cancelled. The Company shall use its commercially reasonable efforts to effectuate the foregoing, including, but not limited to, obtaining all consents necessary to cash out and cancel all Options necessary to ensure that, after the Effective Time, no person shall have any right under the Option Plan, or any other plan, program or arrangement with respect to equity securities of the Surviving Corporation or any subsidiary thereof.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding section of the disclosure schedule delivered by the Company to the Parent and the Purchaser prior to the execution and delivery of this Agreement (the “Company Disclosure Schedule”) the Company makes the representations and warranties to the Parent and the Purchaser set forth below. The Company Disclosure Schedule with respect to Article 3 will be arranged so as to correspond to the numbered paragraphs contained in this Article 3 and each disclosure contained therein shall not be deemed to be a disclosure with respect to any other section or sections of this Article 3 unless the relevance of such item to such other section or sections is readily apparent from the text of the Company Disclosure Schedule, notwithstanding the omission of a reference or a cross-reference thereto.

3.1 Organization, Standing, and Power.

(a) The Company is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware, and has the requisite corporate authority to operate its properties and to carry on its business as they are now being operated and carried on. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its business makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. The Company has made available to the Parent complete and correct copies of the Company’s certificate of incorporation (“Certificate of Incorporation”) and bylaws (“Bylaws”), and such Certificate of Incorporation and Bylaws are in full force and effect.

3.2 Authority; No Conflict.

(a) The Company has all the requisite corporate power and authority to execute and deliver this Agreement and, subject to the requisite approval of this Agreement by the holders of the issued and outstanding Common Stock with respect to the Merger, if such is required by applicable law, to consummate the transactions contemplated by this Agreement, including but not limited to, the Transactions, and to perform its obligations under this Agreement. The execution, delivery, and performance by the Company of this Agreement, and the consummation of the Transactions, have been duly authorized by all necessary corporate action in respect thereof on the part of the Company and, except for the approval of this Agreement by the requisite holders of the issued and outstanding shares of Common Stock in the case of a Merger (if required), no other corporate action is required on the part of the Company to authorize the consummation of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution, and delivery hereof by the Parent and the Purchaser, this Agreement constitutes a legal, valid, and binding obligation of the Company enforceable against it in accordance with its terms (except to the extent as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting creditors’ rights generally and except that the availability of the equitable remedy of specific performance and injunctive relief is subject to the discretion of the court before which any proceedings may be brought).

(b) Neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions herein, will (i) conflict with or violate any provision of its Certificate of Incorporation or Bylaws, (ii) violate, conflict with, or result in a breach of any term, condition, or provision of, or constitute a default (with or without notice or the lapse of time, or both) under, or give rise to any right of termination, cancellation, or acceleration of any obligation or the loss of a benefit under, or require a consent pursuant to, or result in the creation of any claim, lien, pledge, security interest, charge, or other encumbrance of any kind whatsoever (“Liens”) upon any material assets or properties of the Company or its Subsidiaries pursuant to, any of the terms, provisions, or conditions of any loan or credit agreement, note, bond, mortgage, indenture, deed of trust, license, agreement, contract, lease, Permit, concession, franchise, plan, or other instrument or obligation to which the Company or its Subsidiaries are a party or by which any of their assets or properties may be bound or affected, (iii) require any notice, registration, declaration, or filing by the Company with, or Permit, authorization, approval, or consent of, or exemption or waivers by, or any action by any court, governmental, regulatory or administrative agency, commission, authority, instrumentality, or other public body, domestic or foreign (a “Governmental Entity”) or any other Person other than (A) in connection or compliance with the provisions of applicable state corporate and securities laws, the United States federal securities laws, and rules of Nasdaq, and (B) the filing of the Certificate of Merger or the Certificate of Ownership and Merger, as applicable (Sections 3.2(b)(iii)(A) and (B), collectively, the “Regulatory Filings”), or (iv) materially conflict with or violate any material judgment, order, writ, injunction, decree, statute, rule or regulation applicable to the Company or its Subsidiaries or any of their assets or properties; except in the case of Section 3.2(b)(ii) and (iv) of this Agreement for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations, losses, or failures (other than those relating to real property leases) which would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole or the Transactions, and which would not prevent or materially delay the consummation of the Transactions.

3.3 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 30,000,000 shares of Common Stock, (ii) 10,000,000 shares of Class A Non-Voting Common Stock, $0.0001 par value per share (“Class A Common Stock”), and (iii) 10,000,000 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”). As of the date hereof, (i) 10,265,455 shares of Common Stock are issued and outstanding, (ii) no shares of Class A Common Stock or Preferred Stock are issued and outstanding, and (iii) 1,200,000 shares of Common Stock are reserved for issuance pursuant to the Option Plan, and 4,079,545 shares of Common Stock are reserved for issuance upon exercise of the Company’s outstanding Warrants. The Company also has reserved shares of Common Stock for issuance upon exercise of the Stock Option Agreement. All of the outstanding shares of the Company’s capital stock are, and all shares of Common Stock which may be issued pursuant to the exercise of outstanding Options and Warrants will be, when issued in accordance with their respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company’s Certificate of Incorporation, the Company’s Bylaws, or any contract to which the Company is a party or otherwise bound. There is no indebtedness having general voting rights (or convertible into securities having such rights) (“Voting Debt”) of the Company or any Company Subsidiary issued and outstanding. Except for the Stock Option Agreement or as disclosed in this Section 3.3 or as set forth in Section 3.3(a) of the Company Disclosure Schedule, (i) there are no existing options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind relating to the issued or unissued capital stock of the Company or any Company Subsidiary obligating the Company or any Company Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment, (ii) there are no outstanding agreements, arrangements, undertakings, or commitments of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Common Stock or the capital stock of the Company or any Company Subsidiary or any affiliate of the Company, and (iii) there are no outstanding contractual obligations to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary or any other entity. Except as disclosed in the Company Disclosure Schedule, there are no outstanding or authorized phantom stock or any stock appreciation, profit participation or similar rights with respect to the company or any Company Subsidiary.

(b) The Company has filed with the SEC complete and correct copies of the Option Plan, including all amendments thereto. Section 3.3(b) of the Company Disclosure Schedule sets forth, with respect to each existing Option and Warrant to purchase capital stock of the Company, the number of shares issuable, and the purchase price payable therefor upon the exercise of each such Option and Warrant. All Options granted under the Option Plan have been granted pursuant to option award agreements in substantially the form of one of the option agreements attached as exhibits to Section 3.3(b) of the Company Disclosure Schedule.

(c) There are no voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of the capital stock of the Company or any of the Company Subsidiaries.

3.4 Subsidiaries and Affiliates.

(a) Section 3.4(a) of the Company Disclosure Schedule sets forth the name, jurisdiction of incorporation or organization and authorized and outstanding capital of each Company Subsidiary. Other than with respect to the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other equity securities of any Person or have any direct or indirect equity interest in any business other than publicly-traded securities constituting less than five percent of the outstanding equity of the issuing entity. All of the outstanding capital stock or other equity interests of each Company Subsidiary is owned directly by the Company or a Company Subsidiary free and clear of all Liens, preemptive rights, and of any other material limitation or restriction, and is validly issued, fully paid and nonassessable, and there are no outstanding options, rights or agreements of any kind relating to the issuance, sale or transfer, or voting of, any capital stock of any such Company Subsidiary to any Person except the Company or another Company Subsidiary. As used in this Agreement, the term “Company Subsidiary” means each Person which is a Subsidiary of the Company; the term “Subsidiary” means with respect to any party, any corporation, partnership, limited liability company or other organization or entity, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions with respect to such organization is directly owned or controlled by such party or by any one or more of its subsidiaries, or (ii) such party or any other subsidiary of such party is a general partner (excluding any such partnership where such party or any subsidiary of such party does not have a majority of the voting interest in such partnership); and the term “Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization, whether incorporated or unincorporated.

(b) Each Company Subsidiary (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, (ii) has full power and authority and all necessary governmental licenses, authorizations, permits, consents and approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, and (iii) is duly qualified or licensed to do business as a foreign Person in good standing in each jurisdiction where such qualification or license is necessary, except where the failure to have such licenses, authorizations, permits, consents or approvals, or the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. Each such jurisdiction is listed in Section 3.4(b) of the Company Disclosure Schedule. The Company has heretofore delivered to Parent complete and correct copies of the certificate of incorporation and bylaws (or similar organizational documents) of each Company Subsidiary as currently in effect.

3.5 Board Approvals. The Company’s board of directors, at a meeting duly called and held, has unanimously (i) determined that each of this Agreement, the Offer and the Merger are advisable and fair to and in the best interests of the stockholders of the Company, (ii) duly and validly approved and taken all corporate action required to be taken by the Company’s board of directors to authorize the consummation of the Transactions, and (iii) resolved to recommend that the stockholders of the Company accept the Offer, tender their shares of Common Stock to the Purchaser pursuant to the Offer, and approve and adopt this Agreement and the Merger, and none of the aforesaid actions by the Company’s board of directors has been amended, rescinded or modified as of the date hereof.

3.6 Required Vote. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve the Merger and adopt this Agreement (“Company Stockholder Approval”).

3.7 Past SEC Documents. Since July 1, 2002, the Company has filed timely with the SEC all reports, schedules, forms, filings, registration statements and other documents (including all exhibits, post-effective amendments and supplements thereto) required to be filed or submitted by it or otherwise filed by it with the SEC prior to the date of this Agreement (collectively, the “Past SEC Documents”). As of the respective filing date or effective date, as appropriate, each Past SEC Document complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be. No Past SEC Document, as of its filing date or effective date, as appropriate, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading (except to the extent amended, revised, or superceded by a Past SEC Document filed prior to the date of this Agreement). None of the Company Subsidiaries is required to file any forms, reports, or other documents with the SEC.

3.8 Financial Statements. The Financial Statements have been prepared from, and are in accordance with, in each case, the books and records of the Company and its consolidated Subsidiaries, and comply, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited financial statements, for the absence of certain footnotes as permitted by Form 10-Q of the SEC) applied on a consistent basis during the period involved (or except as may be stated in the notes thereto) and fairly present the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and its consolidated Subsidiaries as of the times and for the periods referred to therein, subject, with respect to interim unaudited financial statements, to normal and recurring year-end adjustments that are not anticipated by the Company to be material in amount.

3.9 Schedule 14D-9; Proxy Statement. Neither the Schedule 14D-9 or any other document required to be filed by the Company with the SEC in connection with the Offer, nor any information supplied by the Company for inclusion or incorporation by reference in the Offer Documents will, at the respective times when the Schedule 14D-9, any such other filings by the Company, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, given or mailed to the Company’s stockholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein which is necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and will not, at the time of the Special Meeting, omit to state any material fact necessary to correct any statement in an earlier communication with respect to the solicitation of proxies for the Special Meeting which shall have become false or misleading in any material respect. The Schedule 14D-9 and the Proxy Statement will, when filed with the SEC, comply as to form in all material respects with the provisions of the applicable federal securities laws and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference in, or information omitted from, any of the foregoing documents based on and in conformity with information supplied in writing by or on behalf of the Parent or the Purchaser for inclusion or incorporation by reference therein.

3.10 Absence of Certain Changes or Events. Since March 31, 2004 (the “Balance Sheet Date”): (i) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects only in the ordinary course and in a manner consistent with past practices, and (ii) there has not been any damage, destruction, or other casualty loss (whether or not covered by insurance) or any action, circumstance, event, change, development, or occurrence which, in either case, has had, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. Since March 31, 2004, neither the Company nor any Company Subsidiary has taken any action other than in the ordinary course of business which, if taken after the date hereof, would constitute a breach of Section 5.1 of this Agreement.

3.11 No Undisclosed Liabilities. Except (a) as disclosed in one or more of the Financial Statements (or in the footnotes thereto), and (b) for liabilities and obligations (i) disclosed in one or more of the Company’s Form 10-K or Form 10-Q filings made with the SEC since July 1, 2002, (ii) incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, (iii) arising under this Agreement or in connection with the Transactions, or (iv) as disclosed in Section 3.11 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature, whether or not accrued or contingent.

3.12 Litigation. Except to the extent set forth in Section 3.12 of the Company Disclosure Schedule, there is no suit, claim, action, proceeding, including, without limitation, arbitration proceeding or alternative dispute resolution proceeding, or investigation pending or, to the Knowledge of the Company, threatened against, affecting or naming as a party thereto the Company or any Company Subsidiary, other than those which, individually or in the aggregate, would not materially impair or delay the consummation of the Transactions. To the Company’s Knowledge, there does not currently exist any valid basis for a suit, claim, or proceeding which would impair or delay the consummation of the Transactions. Neither the Company nor any Company Subsidiary is subject to any material judgment, order, writ, injunction or decree of any Governmental Entity or arbitrator.

3.13 Employee Benefit Plans; ERISA.

(a) Section 3.13(a) of the Company Disclosure Schedule contains a true and complete list of each deferred compensation and each incentive compensation, equity compensation plan, “welfare” plan, fund or program within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); “pension” plan, fund or program (within the meaning of section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan or fund, and each other material employee program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any Company Subsidiary, for the benefit of any employee or former employee of the Company or any Company Subsidiary (the “Plans”).

(b) Except for Plans relating to the payment of commissions, the Company has heretofore delivered or made available to Parent true and complete copies of the Plan and any amendments thereto (or if the Plan is not a written Plan, a description thereof), any related trust or other funding vehicle, any reports or summaries required under ERISA or the Internal Revenue Code of 1996, as amended (the “Code”), and the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under section 401 of the Code. The Company has delivered to Parent worksheets setting forth the method by which the commissions payable to eligible employees currently are calculated.

(c) The Company does not maintain or contribute to any Plan that is subject to Title IV or Section 302 of ERISA.

(d) Each Plan conforms in all material respects with and has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code.

(e) Each Plan intended to be “qualified” within the meaning of section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and to the Company’s Knowledge, there are no circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of any such Plan under Section 401(a) of the Code.

(f) No Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Company Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary).

(g) The consummation of the Transactions will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

(h) No amounts payable (individually or collectively and whether in cash, capital stock of the Company or other property) under any of the Plans or any other contract, agreement, or arrangement with respect to which the Company or any Company Subsidiary may have any liability would fail to be deductible for federal income tax purposes pursuant to Sections 162(m) or Section 280G of the Code. To the Knowledge of the Company, there are no current challenges to such deductibility that have been asserted pursuant to Section 162(a) of the Code.

(i) There are no pending, or, to the Knowledge of the Company, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

(j) Neither the Company nor any of its Subsidiaries has any Plans which are subject to laws other than those of the United States.

(k) None of the Company, any Company Subsidiary, any ERISA Affiliate, any of the Plans, any trust created thereunder, nor to the Knowledge of the Company, any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which the Company, any Company Subsidiary or any ERISA Affiliate could be subject to any material liability for either a civil penalty assessed pursuant to section 409 or 502(i) of ERISA or a tax imposed pursuant to section 4975, 4976 or 4980B of the Code.

(l) Neither the Company nor any ERISA Affiliate is a party to any written agreement or memorandum of understanding with the Pension Benefit Guaranty Company, the Internal Revenue Service, the Department of Labor, or the Centers for Medicare and Medicaid Services.

(m) To the Knowledge of the Company, no representations or communications, oral or written, with respect to the participation, eligibility for benefits, vesting, benefit accrual, or coverage under any Plan have been made to employees, directors, or agents (or any of their representatives or beneficiaries) of the Company or any Company Subsidiary which are not substantially in accordance with the terms and conditions of the Plans.

(n) The Company and each Company Subsidiary have made all payments due from them to date with respect to the Plans.

(o) Each group health plan of the Company and any Company Subsidiary has been operated in material compliance with the provisions of COBRA and HIPAA.

(p) No “leased employee,” as that term is defined in section 414(n) of the Code, performs services for the Company or any ERISA Affiliate. The Company and each Company Subsidiary have at all times been in material compliance with applicable law regarding the classification of employees and independent contractors.

3.14 Taxes. Except as set forth in Section 3.14 of the Company Disclosure Schedule:

(a) The Company and all Company Subsidiaries (x) have duly filed (or there have been filed on their behalf) all material Tax Returns required to be filed by them, and all such Tax Returns are true, correct and complete in all material respects, and (y) have duly and timely paid in full (or there has been paid on their behalf), or (in the case of any Taxes that are being contested in good faith by appropriate proceedings) have established adequate reserves sufficient to pay all material Taxes as reflected on the Financial Statements, that are due and payable or are to become due and payable and for which they are liable;

(b) There are no material liens for Taxes upon any property or assets of the Company or any Company Subsidiary, except for liens for Taxes not yet due or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Financial Statements in accordance with GAAP;

(c) To the Knowledge of the Company, (i) no federal, state, local or foreign Audits (as hereinafter defined) are pending with regard to any Taxes or Tax Return of the Company or any Company Subsidiary, (ii) no Audit of the Company’s federal income Tax filings for the last four taxable years has been conducted by the Internal Revenue Service, and (iii) no Audit of the Company’s federal income Tax filings for the last four taxable years is threatened;

(d) None of the Company or any Company Subsidiary has granted any request, agreement, consent or waiver to extend the statutory period of limitations applicable to the assessment of any Tax with respect to any Tax Return of the Company or any Company Subsidiary;

(e) Neither the Company nor any Company Subsidiary is a party to any written or oral contract, agreement or arrangement providing for the allocation, indemnification, or sharing of Taxes;

(f) Neither the Company nor any Company Subsidiary has been a member of any “affiliated group” (as defined in section 1504(a) of the Code) other than the affiliated group of which Company is the “parent” and no Company Subsidiary is subject to Treasury Regulation Section 1.1502-6 (or any similar provision under foreign, state, or local law) for any period other than in connection with the affiliated group of which the Company is the “parent,” or has any liability for Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 or any successor, by contract or otherwise;

(g) The Company is not and has not been a “United States real property holding corporation” (as defined in section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, and the shares of Common Stock are “regularly traded on an established securities market” for purposes of section 1445(b)(6) of the Code and treasury regulation section 1.1445-2(c)(2).

(h) Neither the Company nor any Company Subsidiary has filed a consent under Code §341(f) concerning collapsible corporations;

(i) “Audit” means any audit, assessment, or other examination relating to Taxes by any tax authority or any judicial or administrative proceedings relating to Taxes; and

(j) Notwithstanding any other representation or warranty made by the Company in this Article 3 or elsewhere in this Agreement, the representations and warranties set forth in this Section 3.14 constitute the Company’s only representations and warranties with respect to Tax matters.

3.15 Intellectual Properties. Section 3.15 of the Company Disclosure Schedule sets forth a true, complete, and correct list of all material software, computer programs, trade secrets, trademarks, trademark rights, copyrights, service marks, service names, trade names, proprietary processes, patents, inventions, or similar rights, or applications for any of the foregoing (collectively, “Intellectual Property”), which are necessary to operate or conduct or are used in the business of the Company. The Company owns or possess all material licenses or other rights necessary to use such Intellectual Property free and clear of any Lien and without infringing upon or otherwise acting adversely to the Intellectual Property rights of any other person, except for those Intellectual Property rights as to which the absence of ownership rights or existence of infringement would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. The Company has not received notice claiming that it is infringing upon or otherwise acting adversely to any Intellectual Property of any other Person. To the Knowledge of the Company, no third party is misappropriating, infringing, diluting, or violating any Intellectual Property of the Company, in each case, except as would not, individually or in the aggregate, have a Material Adverse Effect.

3.16 Real and Personal Property and Condition of Assets.

(a) The Company and the Company Subsidiaries have good and, in the case of real property, marketable title to, or valid leasehold interests in, all their respective properties and assets, real and personal, reflected in the balance sheet included in the Company’s Form 10-Q filed with the SEC for the quarter ended March 31, 2004 (“Balance Sheet”) or acquired after the date thereof (except for properties or assets sold or otherwise disposed of in the ordinary course since the date thereof) free and clear of all Liens, except for (i) Liens disclosed in the Company Disclosure Schedule, (ii) Liens or imperfections of title which are not, individually or in the aggregate, material in character, amount or extent and which do not materially detract from the value or interfere with the contemplated use of the assets subject thereto or affected thereby, (iii) statutory Liens securing payments not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings, or (iv) Liens for current Taxes not yet due and payable.

(b) Each of the Company and the Company Subsidiaries has complied in all material respects with the terms of all leases to which it is a party. Each of the Company and the Company Subsidiaries enjoys peaceful and undisturbed possession under all such leases.

3.17 Insurance. All of the Company’s insurance policies are in full force and effect, and with respect to all policies, all premiums payable with respect to all periods up to and including the Effective Date have been, or will be, fully paid. No insurance policy of the Company has been cancelled within two years prior to the date hereof, and the Company has not received any notice from any insurance carrier that: (i) such insurance will be cancelled or terminated or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. All such insurance will remain in full force and effect with respect to the period before the Effective Date or will be replaced with similar policies. To the Company’s Knowledge, no event has occurred, including the failure of the Company to give any notice or information or by giving any inaccurate or erroneous notice or information, which limits or impairs the rights of the Company under such insurance policies. Except as disclosed in Section 3.17 of the Company Disclosure Schedule, there are no material claims pending under such policies of insurance and no notices have been given by the Company under such polices.

3.18 Environmental Matters. Except as disclosed in Section 3.18 of the Company Disclosure Schedule:

(a) The Company, its Subsidiaries, and their respective Participation Facilities, and its Loan Properties are, and have been, in compliance in all material respects with all applicable Environmental Laws.

(b) There is no suit, claim, action, or proceeding pending or, to the Knowledge of the Company, threatened before any Governmental Entity or other forum in which the Company, or any Participation Facility or Loan Property has been or, to the Knowledge of the Company with respect to threatened proceedings, may be named as a defendant or a potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (ii) relating to the release into the environment of any Hazardous Material in violation of applicable law, whether or not occurring at, on, under, or involving a site owned, leased, or operated by the Company, or any of its Participation Facilities or Loan Properties (or the Company in respect of any Participation Facility or Loan Property). Except as disclosed in Section 3.18 of the Company Disclosure Schedule, no written notice, notification, demand, request for information, citation, summons, or order has been received, no complaint has been filed, no penalty has been assessed, and to the Knowledge of the Company no investigation or review is pending or, to the Knowledge of the Company, is threatened by any Governmental Entity or other person relating to or arising out of any Environmental Law.

3.19 Compliance with Laws; No Violations.

(a) The Company and its Subsidiaries hold all permits, licenses, variances, certificates, authorizations, filings, franchises, notices, rights, consents, and approvals of and from all Governmental Entities (collectively, “Permits”) necessary for them to own, lease, and operate their assets and properties and to lawfully carry on their business as now conducted, except when the failure to hold such Permits would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

(b) The Company and its Subsidiaries are not presently in conflict with, or in default under, or in violation of, (i) their respective articles or certificate of incorporation, as the case may be, bylaws, or comparable organizational documents, or (ii) except for conflicts, defaults, or violations that will not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, any law, Permit, order, judgment, writ, injunction, or decree applicable to the Company, the Company Subsidiaries, or their employees or by which the assets or properties of the Company or the Company Subsidiaries are bound or affected, and no claim is pending or, to the Knowledge of the Company, threatened with respect to such matters.

(c) The Company and its Subsidiaries have not received any written notification or communication from any Governmental Entity: (i) asserting that the Company is not in compliance with any laws, Permits, orders, judgments, writs, injunctions, or decrees which such Governmental Entity enforces, which as a result of such non-compliance would have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries taken as a whole or (ii) threatening to terminate, revoke, cancel, or reform any material Permit.

3.20 Labor Matters. The Company and its Subsidiaries are not a party to, or bound by, any collective bargaining agreement, contract, or other agreement or understanding with any labor union or labor organization, nor has the Company or any of its Subsidiaries been joined as a party in any action, suit, claim or proceeding asserting that the Company or any of its Subsidiaries, or any predecessor, has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel the Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike, work stoppage, or other labor dispute involving the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened. To the Knowledge of the Company, there is no activity involving employees seeking to certify a collective bargaining unit or engaging in any other organizing activity. Except as set forth in Section 3.20 of the Company Disclosure Schedule, there are no employment related disputes, arbitrations, actions, suits, claims, or proceedings pending, or to the Knowledge of the Company, threatened.

3.21 Government Contracts. Neither the Company nor any of its Subsidiaries has been a party to any agreement with any Government Contract Party. For the purposes of this Section, the term “Government Contract Party” means any independent or executive agency, division, subdivision, audit group or procuring office of any United States federal, state, county, local or municipal government, including any prime contractor of any federal government and any higher level subcontractor of a prime contractor of the United States federal government, and including any employees or agents thereof, in each case acting in such capacity.

3.22 Opinion of Financial Advisor. The Company’s board of directors has received the opinion of Morgan Joseph & Co. Inc., dated August 3, 2004, to the effect that, as of such date, the consideration to be received in the Offer and the Merger by the holders of the Common Stock is fair to the holders of the Common Stock (other than Parent and the Purchaser) from a financial point of view, and a signed copy of such opinion has been delivered to Parent.

3.23 Certain Agreements. Except as set forth in Section 3.23 of the Company Disclosure Schedule, the Company and its Subsidiaries are not parties to or subject to:

(a) any agreement for borrowed money or guarantees thereof involving current outstanding principal amount in excess of $1,000,000;

(b) any employment, deferred compensation, bonus or contract of a similar nature (other than at-will employment agreements which do not provide for any severance or other payment upon termination of employment) requiring payments, exclusive of base wages, in excess of $25,000 by the Company or any of its Subsidiaries;

(c) any contract or agreement that materially restricts or materially impairs the Company or any of its Subsidiaries or employees from carrying on such Person’s business as now conducted or any part thereof or from competing in any line of business with any Person or that grants any exclusive license or distribution rights;

(d) any lease of personal property requiring rental payments of $10,000 or more throughout its term and having a term of one year or more, whether as lessor or lessee;

(e) any mortgage, pledge, conditional sales contract, security agreement, option, or any other similar agreement with respect to any interest of the Company or any of its Subsidiaries in personal property;

(f) any agreement to acquire equipment or commitment to make capital expenditures by the Company or any of its Subsidiaries of $100,000 or more;

(g) any agreement for the sale of any material properties or assets or for the grant of any preferential right to purchase any such material properties or assets or which requires the consent of any third party to the transfer and assignment of any such material properties or assets, other than in the ordinary course of business in connection with the sale of properties or assets of the Company or any of its Subsidiaries;

(h) other than agreements made in the ordinary course of business, any agreement requiring the Company or any of its Subsidiaries to indemnify any current or former officer, director, employee or agent;

(i) any agreement of any kind, including any distributorship, sales, marketing or representative agreement, which involves future payments or performance of services or delivery of items, requiring payments of $250,000 or more by the Company or any of its Subsidiaries;

(j) any partnership, joint venture, strategic alliance or cooperation agreement;

(k) any voting or other agreement governing how any shares of capital stock of the Company or any of its Subsidiaries shall be voted; or

(l) except as filed as an exhibit to a Past SEC Document, any contract which is deemed to be a material contract pursuant to Item 601(b)(10) of Regulation S-K promulgated under the Securities Act.

Each of the agreements referenced in Section 3.23 of the Company Disclosure Schedule shall be referred to herein as “Company Material Contracts”. Except for such defaults which, individually or in the aggregate, would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, (x) neither the Company nor any of its Subsidiaries is in material breach or violation of, or is in default under any Company Material Contract, nor, to the Knowledge of the Company, are any other parties to such agreements in default, and (y) to the Company’s Knowledge, no act or omission has occurred which, with notice or lapse of time or both, would constitute a default under any term or provision of any such contract or agreement. To the Knowledge of the Company, each Company Material Contract is in full force and effect, and true and complete copies of all such agreements have been made available to the Parent.

3.24 Accounts Receivable. The accounts receivable of the Company and each Company Subsidiary, net of reserves reflected in the Balance Sheet or in Schedule 3.24 of the Company Disclosure Schedule, represent sales actually made in the ordinary course of business and, to the Knowledge of the Company, such receivables are collectible net of any reserves shown on the Balance Sheet or disclosed in Schedule 3.24 of the Company Disclosure Schedule.

3.25 Inventory. The inventories of the Company and each Company Subsidiary, net of reserves reflected in the Balance Sheet or disclosed in Section 3.25 of the Company Disclosure Schedule, consist of a quality and quantity usable and salable in the ordinary and usual course of business. The quantities of inventories (whether raw materials, work-in-progress, or finished goods) are not excessive, but are reasonable and warranted in the present circumstances of the Company and the Company Subsidiaries.

3.26 Certain Business Practices. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, agent or employee of the Company or any of its Subsidiaries has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or for the business of the Company or a subsidiary, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (c) made any other unlawful payment.

3.27 Related Party Transactions. Other than as disclosed in Past SEC Documents or in the Company Disclosure Schedule, since July 1, 2003, neither the Company nor any of its Subsidiaries has been a party to any transaction or agreement with any Affiliate of the Company (other than Subsidiaries of the Company), stockholder, director, or executive officer of the Company that would be or will be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act. Except as set forth in Section 3.27 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any loans to any of its respective directors or officers which loans are outstanding.

3.28 Takeover Statutes. The board of directors of the Company has taken all actions necessary to exempt the Offer, the Merger, this Agreement, and all Transactions from Section 203 of DGCL. No other state takeover or similar statute or regulation is applicable or purports to be applicable to this Agreement, or the Transactions (including each of the Offer, the Merger, and the Tender Agreement).

3.29 Customers and Suppliers. Since June 30, 2003, there has been no termination, cancellation or material curtailment of the business relationship of the Company or any Company Subsidiary with any material customer or supplier or group of affiliated customers or suppliers nor to the Knowledge of the Company has any material customer, supplier or group of affiliated customers or suppliers indicated an intent to so terminate, cancel or materially curtail its business relationship with the Company or any Company Subsidiary.

3.30 Accuracy of Certain Information.

(a) The financial, collateral, and other information regarding the Company and its Subsidiaries furnished to the Parent’s lender in connection with the Commitment Letter by the Company in response to such lender’s request was, when furnished, complete and correct in all material respects and did not contain any untrue statement of a material fact.

(b) The aggregate outstanding principal amount of the loans under the Second Amended and Restated Loan and Security Agreement, dated March 10, 2004, by and between the Company’s Subsidiaries and Fleet Capital Corporation and General Electric Capital Corporation (“Revolving Loan Agreement”) does not exceed the Borrowing Base (as defined under such agreement). The Company is not in any material breach or violation of, or in default under the Revolving Loan Agreement.

3.31 Brokers. No broker, investment banker, financial advisor or other Person, other than Morgan Joseph & Co. Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

The Purchaser and the Parent each represents and warrants to the Company as follows:

4.1 Organization.

(a) Each of Parent and the Purchaser is a corporation organized and validly existing and in good standing under the laws of the jurisdiction of its respective incorporation, and has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as is now being operated and carried on, except where the failure to have such governmental approvals would not, individually or in the aggregate, impair the ability of each of Parent and the Purchaser to perform its obligations under this Agreement or prevent or materially delay the consummation of any of the Transactions.

(b) The Purchaser was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities, and has conducted its operations as contemplated by this Agreement. The Purchaser is a wholly-owned subsidiary of the Parent, and the Purchaser has no Subsidiaries.

4.2 Authorization; Validity of Agreement; Necessary Action. Each of Parent and the Purchaser has all the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, including, but not limited to, the Transactions, and to perform its obligations under this Agreement. The execution, delivery and performance by Parent and the Purchaser of this Agreement and the consummation of the Transactions have been duly authorized by all necessary corporate action in respect thereof on the part of each of Parent and the Purchaser, and by Parent as the sole stockholder of the Purchaser, and no other corporate action is required on the part of Parent or the Purchaser to authorize the execution and delivery by Parent and the Purchaser of this Agreement and the consummation of the Transactions. This Agreement has been duly executed and delivered by Parent and the Purchaser and, assuming valid authorization, execution and delivery hereof by the Company, is the valid and binding obligation of each of Parent and the Purchaser enforceable against each of them in accordance with its terms, except to the extent that (a) such enforcement may be limited by applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally, and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought.

4.3 Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by Parent or the Purchaser, the consummation by Parent or the Purchaser of the Transactions, or compliance by Parent or the Purchaser with any of the terms or provisions herein will (a) conflict with or result in any breach or violation of any terms or provision of the certificate of incorporation or bylaws of either the Parent or the Purchaser, (b) violate, conflict with or result in a breach of any provisions under any of the terms, conditions or provisions of, or constitute a default (with or without notice or the lapse of time, or both) under, or give rise to any right of termination, cancellation, or acceleration of any obligation or the loss of any benefit under, or require a consent pursuant to, or result in the creation of any Lien upon any material assets or properties of the Parent or the Purchaser pursuant to any of the terms, provisions, or conditions of any material loan or credit agreement, note, bond, mortgage, indenture, deed of trust, license, agreement, contract, lease, Permit, concession, franchise, plan or other instrument or obligation to which the Parent or the Purchaser is a party or by which any of their respective assets or properties is bound, (c) require any filing by Parent or the Purchaser with, or Permit, authorization, consent or approval of, any Governmental Entity (except for (i) compliance with any applicable requirements of the Exchange Act and Securities Act, (ii) any filing pursuant to the DGCL, (iii) the filing or deemed filing with the SEC and Nasdaq of (A) the Schedule TO, (B) the Proxy Statement, if stockholder approval is required by law or regulation, and (C) such reports under Section 13 or 16 of the Exchange Act as may be required in connection with this Agreement and the Transactions, or (iv) such filings and approvals as may be required by any applicable state securities, blue sky or takeover laws), or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its Subsidiaries, or any of their properties or assets, except in the case of clause (b), (c) or (d) for such violations, breaches or defaults which would not, individually or in the aggregate, impair the ability of each of Parent and the Purchaser to perform its obligations under this Agreement, as the case may be, or prevent or materially delay the consummation of any of the Transactions.

4.4 Information in the Proxy Statement and Schedule 14D-9. None of the information supplied by Parent or the Purchaser in writing expressly for inclusion or incorporation by reference in the Proxy Statement or the Schedule 14D-9 (or any amendment thereof or supplement thereto), if necessary, will, in the case of the Proxy Statement, at the date mailed to stockholders and at the time of the meeting of stockholders to be held in connection with the Merger, and, in the case of the Schedule 14D-9, on the date filed with the SEC and on the date first published, sent, or given to the holders of the Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

4.5 Information in the Offer Documents. The Offer Documents will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC, on the date first published or sent or given to the Company’s stockholders, and, if shares of Common Stock are accepted for purchase pursuant to the Offer, on the date that the Offer expires, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or the Purchaser with respect to information furnished by the Company expressly for inclusion in the Offer Documents.

4.6 No Capital Ownership. As of the date of this Agreement and prior to consummation of the Offer, neither the Parent nor the Purchaser owns or will own any shares of the capital stock of the Company.

4.7 Brokers. No broker, investment banker, financial advisor or other Person, the fees and expenses of which will be paid by the Parent or the Purchaser, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or the Purchaser.

4.8 Financing. The Purchaser has delivered to the Company a true and complete copy of the Commitment Letter to provide the necessary financing for the Transactions and the consent of the Parent’s lenders to the Transactions, and the Parent is not aware of any reasons why such financing will not be available at each of (a) the time of acceptance for purchase by the Purchaser of the Common Stock pursuant to the Offer and (b) the Effective Time.

ARTICLE 5

CONDUCT OF BUSINESS PENDING THE MERGER

5.1 Interim Operations of the Company. Except (a) as expressly contemplated or permitted by this Agreement or the Transactions, (b) as required by applicable law (including any required compliance by the Company’s directors with their fiduciary duties), (c) as may be set forth in Section 5.1 of the Company Disclosure Schedule, or (d) as Parent may consent (which consent shall not be unreasonably withheld or delayed) in writing, after the date hereof, and prior to the earlier of (x) the termination of this Agreement in accordance with Article 8 and (y) the time that the designees of the Parent constitute a majority of the directors on the Company’s board of directors pursuant to Section 1.3 hereof (the “Appointment Date”), the Company covenants and agrees that:

(a) the business of the Company and the Company Subsidiaries shall be conducted only in the ordinary course of business consistent with past practice, and each of the Company and the Company Subsidiaries shall use its reasonable efforts to preserve intact its present business organization and maintain good relations with customers, suppliers, employees, contractors, distributors and others having business dealings with it;

(b) neither the Company nor any Company Subsidiary shall, directly or indirectly, (i) except upon the exercise of the Options, the Warrants, the Stock Option Agreement, or other rights to purchase Common Stock outstanding on the date hereof, issue, sell, transfer or pledge or agree to sell, transfer or pledge any treasury stock of the Company or any capital stock of any Company Subsidiary beneficially owned by it, (ii) amend its respective certificate or articles of incorporation or bylaws or similar organizational documents; or (iii) split, combine or reclassify the outstanding Common Stock or any outstanding capital stock of the Company or any Company Subsidiary;

(c) neither the Company nor any Company Subsidiary shall: (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock; (ii) except upon the exercise of the Options, the Warrants, the Stock Option Agreement, or other rights to purchase Common Stock outstanding on the date hereof, issue, sell, transfer, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants or rights of any kind to acquire, any shares of capital stock of the Company or any Company Subsidiaries; (iii) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any of its material assets, or incur or modify any material indebtedness or other liability, other than in the ordinary course of business consistent with past practice; or (iv) redeem, purchase or otherwise acquire any shares of its capital stock, or enter into any instrument which includes a right to acquire such shares except in connection with the exercise of repurchase rights or rights of first refusal in favor of the Company with respect to shares of Common Stock issued upon exercise of Options granted under the Option Plan;

(d) neither the Company nor any Company Subsidiary shall (i) change the compensation or benefits payable or to become payable to any of its officers, directors or employees (other than increases in wages to employees who are not directors or affiliates in the ordinary course of business consistent with past practice), (ii) enter into or amend any employment, severance, consulting, termination or other agreement (other than at-will employment agreements entered into after the date hereof which do not provide for any severance or other payments upon termination of employment) or any employee benefit plan or make any loans to non-officer employees or affiliates or change its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to an employee benefit plan or otherwise, other than such actions taken in the ordinary course of business consistent with past practice, or (iii) directly or indirectly make, maintain, or arrange for any loans to officers or directors of the Company or any of the Company Subsidiaries;

(e) neither the Company nor any Company Subsidiary shall (i) pay or arrange for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or affiliate or pay or make any arrangement for payment to any officers, directors, employees or affiliates of the Company of any amount relating to unused vacation days, except payments and accruals made in the ordinary course of business consistent with past practice, or (ii) adopt or grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any Company director, officer or employee, whether past or present, or amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

(f) the Company will not, in any material respect, modify, amend or terminate any of the Company Material Contracts of the Company or any Company Subsidiary except in the ordinary course of business consistent with past practice, and neither the Company nor any Company Subsidiary shall waive, release or assign any material rights or claims under any of their Company Material Contracts;

(g) neither the Company nor any Company Subsidiary will permit any material insurance policy naming it as a beneficiary or a loss payee to be cancelled or terminated without notice to Parent;

(h) neither the Company nor any Company Subsidiary will (i) other than pursuant to the Second Amended and Restated Loan and Security Agreement, dated as of March 10, 2004, by and among certain of the Company Subsidiaries, the lending institutions identified therein, Fleet Capital Corporation, and General Electric Capital Corporation, incur, become liable for, or assume any long-term indebtedness or any short-term indebtedness (which shall not include trade payables); (ii) assume, guarantee, endorse or otherwise become a liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, other than in an immaterial amount; (iii) make any loans, advances or capital contributions to, or investments in, any other Person other than to a Company Subsidiary or which is immaterial in amount; (iv) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; or (v) enter into any material commitment or transaction (including, but not limited to, any borrowing, capital expenditure or purchase, sale or lease of assets or real estate) other than in the ordinary course of business;

(i) subject to any duty imposed by law, neither the Company nor any Company Subsidiary shall enter into or modify any collective bargaining agreement or any successor collective bargaining agreement to any collective bargaining agreement other than in the ordinary course of business;

(j) the Company and each Company Subsidiary shall timely and properly file, or timely and properly file requests for extensions to file, all federal, state, local and foreign Tax Returns which are required to be filed, and pay or make provision for the payment of all Taxes owed by them;

(k) neither the Company nor any Company Subsidiary will (i) materially change any of the accounting methods used by it except for such changes required by GAAP or (ii) make any Tax election or change any Tax election already made, adopt any Tax accounting method, change any Tax accounting method, enter into any closing agreement or settle any material claim or material assessment relating to Taxes or consent to any material claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment;

(l) neither the Company nor any Company Subsidiary will pay, discharge or satisfy any claims, liabilities or obligations (whether absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, in the ordinary course of business consistent with past practice, or claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company;

(m) neither the Company nor any Company Subsidiary will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Merger);

(n) except as set forth in Section 5.1(n) of the Company Disclosure Schedule (“Excepted Expenditures”), neither the Company nor any Company Subsidiary shall make any capital expenditure which is not in all material respects in accordance with past practice and in the ordinary course of business; provided, however, that the capital expenditures (other than Excepted Expenditures) in the aggregate shall not exceed $100,000;

(o) neither the Company nor any Company Subsidiary shall sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including Intellectual Property), except for sales, leases, licenses or encumbrances of its properties or assets in the ordinary course of business consistent with past practice; and

(p) neither the Company nor any Company Subsidiary will enter into any agreement, contract, commitment or arrangement to do any of the foregoing, or authorize, recommend, propose in writing or announce an intention to do any of the foregoing.

Notwithstanding the foregoing, nothing in this Section 5.1 or any other provision of this Agreement shall prohibit the Company (or any Company Subsidiary) from fulfilling its obligations under any Company Material Contract or under any agreement or contract specifically disclosed in Section 5.1 of the Company Disclosure Schedule and previously made available to Parent.

5.2 No Solicitation.

(a) The Company shall promptly notify Parent if, after the date hereof, any proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with the Company or its officers, directors, employees, investment bankers, attorneys, accountants or other agents, in each case, in connection with an Acquisition Proposal (an “Acquisition Proposal Interest”), which notice shall identify the name of the Person indicating such Acquisition Proposal Interest and the material terms and conditions of any Acquisition Proposal. As used in this Agreement, “Acquisition Proposal” means (i) any tender or exchange offer involving the Company, (ii) any proposal for a merger, consolidation or other business combination involving the Company, (iii) any proposal or offer to acquire in any manner a 5% or more equity interest in the Company, or 5% or more of the Company’s business or assets, (iv) any proposal or offer with respect to any recapitalization or restructuring with respect to the Company, or (v) any proposal or offer with respect to any other transaction similar to any of the foregoing with respect to the Company.

(b) The Company agrees that it shall immediately cease and cause to be terminated all existing discussions, negotiations and communications with any Persons with respect to any Acquisition Proposal. Except as provided in Sections 5.2(c), (d) and (e), from the date of this Agreement until the earlier of termination of this Agreement or the Effective Time, the Company shall not and shall not authorize or permit its officers, directors, employees, investment bankers, attorneys, accountants or other agents (collectively, “Representatives”) to directly or indirectly (i) initiate, solicit or knowingly take any action to facilitate the making of, any offer or proposal which constitutes or which may be reasonably likely to lead to any third-party Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal, or (iii) in the event of an unsolicited Acquisition Proposal for the Company, engage in negotiations or discussions with, or provide any information or data to, any Person (other than Parent or any of its affiliates or representatives) relating to any Acquisition Proposal. Notwithstanding the foregoing, nothing contained in this Section 5.2 shall prohibit the Company or the board of directors of the Company from (x) in the event of an unsolicited Acquisition Proposal, requesting from the third party such information as may be reasonably necessary for the board of directors of the Company to inform themselves as to the material terms of such Acquisition Proposal for the sole purpose of determining whether such Acquisition Proposal constitutes a Superior Proposal (as defined below), provided, that upon receipt of such information requested from the third party, neither the Company nor any of its Representatives shall be permitted to engage in any further discussion or negotiations with any such third party that would otherwise violate this Section 5.2, (y) taking (and disclosing to the Company’s stockholders) its position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 under the Exchange Act, or (z) making such other disclosures to the public or the Company’s stockholders as the board of directors determines in its good-faith judgment, after receipt of advice from outside legal counsel, is either required under applicable law or necessary for the board of directors to comply with its fiduciary duties.

(c) Notwithstanding the foregoing, prior to the acceptance of shares of Common Stock pursuant to the Offer, the Company may, pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement (as defined in Section 6.3), furnish information concerning its business, properties or assets to any Person making a Superior Proposal and may negotiate and participate in discussions and negotiations with such Person concerning such Superior Proposal. As used herein, the term “Superior Proposal” shall mean a bona fide, written Acquisition Proposal which the board of directors determines, in good faith after consultation with its legal and financial advisors, is (i) not subject to any condition related to financing that is less favorable to the Company than the conditions set forth in paragraphs (c) and (i) of Annex I, (ii) reasonably likely to be consummated (taking into account the legal aspects of the Acquisition Proposal, the Person making the Acquisition Proposal and approvals required in connection therewith), and (iii) more favorable than the Offer to the Company’s stockholders from a financial point of view. The Company shall promptly, and in any event within two business days following its determination that an Acquisition Proposal is a Superior Proposal and prior to providing the Person making such Superior Proposal with any material non-public information, notify Parent of the receipt of such Superior Proposal, its material terms and conditions, the Person making such Superior Proposal and the board’s determination (a “Superior Proposal Notice”). The Company shall promptly provide to Parent any material non-public information regarding the Company provided to any other party which was not previously provided to Parent, such additional information to be provided no later than the date of provision of such information to such other party.

(d) Except as otherwise set forth in this Section 5.2(d) or in Section 5.2(e), neither the board of directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Transactions, the Parent or the Purchaser, the approval or recommendation by the board of directors of the Company of the Offer, this Agreement or the Merger, (ii) approve or recommend or propose to approve or recommend, any Acquisition Proposal, or (iii) enter into any agreement with respect to any Acquisition Proposal; provided, however, that the foregoing shall not prohibit the Company from (x) taking (and disclosing to the Company’s stockholders) its position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 under the Exchange Act, or (y) from making accurate disclosure (and such disclosure shall not be deemed a withdrawal, modification, or proposal to withdraw, modify or amend the approval or recommendation) of factual information regarding the business, financial condition or operations of any party hereto or the fact that an Acquisition Proposal or Superior Acquisition Proposal has been made, the identity of the Person making the proposal or the material terms and conditions thereof. Notwithstanding the foregoing, prior to the time of acceptance for payment of shares of Common Stock in the Offer, the board of directors of the Company may (subject to the terms of this and the following sentence) withdraw or modify its approval or recommendation of the Offer, this Agreement or the Merger, approve or recommend a Superior Proposal, enter into an agreement with respect to a Superior Proposal (an “Acquisition Agreement”), or take any one or more of the foregoing actions, in each case, at any time after the second business day following the Company’s delivery to Parent of a Superior Proposal Notice with respect to such Superior Proposal if the Company’s board of directors determines in good faith, after consultation with its legal and financial advisors, that such action or actions are necessary for the board of directors to satisfy its fiduciary duties; provided, however, that the Company shall not enter into an agreement with respect to a Superior Proposal unless the Company also complies with Section 5.2(e).

(e) The Company may terminate this Agreement and enter into an Acquisition Agreement with respect to a Superior Proposal, provided that, prior to any such termination, (i) the Company has provided Parent with a Superior Proposal Notice with respect to such Superior Proposal in accordance with Section 5.2(d), (ii) within a period of two business days following the delivery of such Superior Proposal Notice, Parent does not propose in writing adjustments in the terms and conditions of this Agreement which the board of directors of the Company determines in its good faith judgment (after receiving the advice of its financial advisor) to be as favorable to the Company’s stockholders as such Superior Proposal, provided, that the Company shall cause its financial and legal advisors to negotiate with Parent in good faith any such proposed adjustments in the terms and conditions of this Agreement during such two business day period, and (iii) at least two business days after the Company has delivered the Superior Proposal Notice, the Company delivers to Parent a written notice of termination of this Agreement pursuant to Sections 5.2(e) and 8.2(a) of this Agreement.

5.3 SEC Reports. The Company shall file in a timely manner all reports, forms, filings, registration statements, and other documents (including all exhibits, post-effective amendments and supplements thereto) required to be filed by it under the Exchange Act (including any applicable reports on Form 8-K) between the date of this Agreement and the Appointment Date and shall deliver to the Parent and the Purchaser copies of all such reports promptly after the same are filed. If financial statements are contained in any reports filed with the SEC, such financial statements will present fairly the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in stockholders’ equity, and cash flows for the periods then-ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments and except for the permissible absence of footnote disclosure in the unaudited financial statements). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 6

ADDITIONAL AGREEMENTS

6.1 Reasonable Efforts. Prior to Closing, upon the terms and subject to the conditions of this Agreement, each of the parties hereto agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do or cause to be done, all things reasonably necessary and appropriate under applicable laws to consummate and make effective the Transactions as promptly as practicable, including, but not limited to (i) the preparation and filing of all forms, registrations, and notices required to be filed to consummate the Transactions and the taking of such action necessary to obtain in a timely manner all necessary approvals, consents, orders, exemptions and waivers by third parties and Governmental Entities, and (ii) all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions; provided, that nothing contained in this Section 6.1 shall require any party to waive or exercise any right hereunder which is waivable or exercisable by such party. In addition, no party hereto shall take any action after the date hereof that would materially delay the obtaining of, or result in not obtaining, any permission, approval, or consent from any Governmental Entity necessary to be obtained prior to Closing.

6.2 Notification of Certain Matters. The Company shall give prompt notice to Parent and Parent shall give prompt notice to the Company (in each case, to the extent such party has Knowledge thereof), of (a) the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, would cause any condition set forth in Annex I to not be satisfied in any material respect at any time from the date hereof to the date the Purchaser purchases Common Stock pursuant to the Offer and (b) any material failure of the Company, the Purchaser or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.2 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the representations or warranties of the parties or the conditions to the obligations of the parties hereto.

6.3 Access; Confidentiality. From the date hereof until the earlier of termination of this Agreement in accordance with Article 8 hereof or the Effective Time, upon reasonable notice and subject to applicable law, the Company shall, and shall cause each of the Company Subsidiaries to, afford to the officers, employees, accountants, counsel, financing sources and other representatives of Parent and the Purchaser reasonable access, during normal business hours to all of its properties, books, contracts, commitments, records, officers and employees, and all other interests concerning it and its business, assets, properties or condition (financial or otherwise) and, during such period, the Company shall (and shall cause each of the Company Subsidiaries to) furnish promptly to Parent and the Purchaser (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) such other information concerning its business, properties and personnel as Parent or the Purchaser may reasonably request. Except as otherwise agreed to in writing or as otherwise required by law or regulation (including Nasdaq and NASD rules), until the Effective Time, Parent and the Purchaser will be bound by, and all information received by the Parent or its representatives pursuant to this Section 6.3 shall be subject to, the terms of the confidentiality agreement, dated February 20, 2004, entered into by and between the Parent and the Company (as may be amended from time to time, the “Confidentiality Agreement”). In the event this Agreement is terminated and the Merger is not consummated, the parties to this Agreement affirm their understanding that the terms of the Confidentiality Agreement shall survive such termination and shall continue in full force and effect.

6.4 Consents and Approvals.

(a) Each of Parent, the Purchaser and the Company shall use its reasonable efforts to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the Transactions (which actions shall include, without limitation, furnishing all information required under and in connection with approvals of or filings with any Governmental Entity) and shall promptly cooperate with and, subject to such confidentiality agreements as may be reasonably necessary or requested, furnish information to each other or their counsel in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with this Agreement and the Transactions. Each of the Company, Parent and the Purchaser shall, and shall cause its Subsidiaries to, use its reasonable efforts necessary to obtain (and shall cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by Parent, the Purchaser, the Company or any of their respective Subsidiaries in connection with the Transactions or the taking of any action contemplated thereby or by this Agreement.

(b) Prior to the Effective Time, each party hereto shall promptly consult with the other parties hereto with respect to, provide any necessary information with respect to, and provide the other party (or its counsel) with copies of, all filings made by such parties with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the Transactions. Each party shall promptly inform the other parties of any communication, written or oral, from any Governmental Entity regarding the Transaction, unless otherwise prohibited by law. If any party hereto or Affiliate thereof, as their representatives, receives a request from any such Governmental Entity for additional information or documentary material with respect to the Transactions, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

(c) As soon as practicable after the date hereof, the Company will furnish to Purchaser a list of all real properties leased by the Company which includes the name and address of the landlord for each such property and, prior to the Initial Expiration Date, the Company will use its commercially reasonable best efforts to obtain landlord waivers in favor of Parent’s lender as identified in the Commitment Letter with respect to all of such properties, but shall in no event deliver such waivers for less than sixteen (16) of such properties.

6.5 Publicity. Each of Parent and the Company shall consult with the other regarding its initial press releases with respect to the execution of this Agreement. Thereafter, so long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective Affiliates, shall issue any press release or make any other public announcement with respect to the Offer, the Merger or this Agreement without first giving notice to and consulting with the other party, except that a party may, without first consulting with the other party, issue a press release or make any other public announcement after receiving advice from counsel that such public statement or announcement is required by the rules of the Nasdaq Small Cap Market or applicable law; provided, that such party has attempted in good faith to consult with the other party prior to issuing such press release or other public announcement but has been unable to do so in a timely manner.

6.6 Insurance and Indemnification.

(a) For a period of six years after the Effective Time, Parent shall, or shall cause the Surviving Corporation (or any successor to the Surviving Corporation) to indemnify, defend and hold harmless the present and former directors, officers, employees and agents of the Company and the Company Subsidiaries, and persons who become any of the foregoing prior to the Effective Time (each an “Indemnified Party”) against all losses, claims, damages, liabilities, costs, fees and expenses (including reasonable fees and disbursements of counsel) and judgments, fines, losses, claims, liabilities and amounts paid in settlement arising out of or in connection with any claim, action, suit, proceeding, or investigation, whether criminal, civil, administrative or investigative, arising out of any acts or omissions occurring at or prior to the Effective Time (including, without limitation, the Transactions); provided, however, that neither the Parent nor the Surviving Corporation shall be required to indemnify any Indemnified Party pursuant hereto if it shall be determined by a court of competent jurisdiction (after all appeals) that the Indemnified Party acted in bad faith or in a manner that such party believed not to be in the best interests of the Company. To the fullest extent permitted under applicable law, Parent also shall advance expenses as incurred promptly (and in any event within 10 business days) upon receipt of statements therefor from Indemnified Party; provided that the Person to whom such advances are made provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification. The Parent and the Company agree that in the event any claim, action, suit, proceeding, or investigation is asserted, commenced, or made within the six-year period contemplated by this Section 6.6, all rights to indemnification in respect of any such claim, action, suit, proceeding, or investigation shall continue until disposition of any and all such claims.

(b) The Parent agrees that all rights to indemnification and advancement of expenses existing in favor of, and all limitations on the personal liability of, the present or former directors, officers, employees, and agents of the Company or any of its Subsidiaries as provided in the Company’s Certificate of Incorporation or Bylaws, the articles of incorporation, bylaws or similar documents of any of the Company’s Subsidiaries, or any agreements as in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect. Parent agrees to cause the Surviving Corporation to comply fully with its obligations hereunder and thereunder.

(c)(i) Parent or the Surviving Corporation shall maintain the Company’s existing officers’ and directors’ liability insurance (“D&O Insurance”) for a period of not less than six years after the Effective Time; provided, however, that Parent may substitute therefor policies of substantially equivalent coverage and amounts containing terms no less favorable to such former directors or officers; provided, further, that if the existing D&O Insurance expires or is terminated or cancelled during such period, then Parent or the Surviving Corporation shall use reasonable best efforts to obtain substantially similar D&O Insurance.

(ii) Notwithstanding the provisions of Section 6.6(c)(i) above, the Company may at its option, in lieu of complying with the provisions of Section 6.6(c)(i), purchase an extended reporting period endorsement (the “Policy Extension”) under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers which shall provide such directors and officers with coverage for six years following the Effective Time, which policy shall provide coverage amounts, terms, and conditions which are no less favorable to the insured persons than the directors’ and officers’ liability insurance coverage currently maintained by the Company with respect to acts or omissions occurring prior to or at the Effective Time. Parent shall take any and all actions necessary or advisable to maintain such Policy Extension on the terms so purchased and shall not modify or amend the terms thereof in any manner.

(d) In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent assume the obligations set forth in this Section 6.6.

(e) Following the earlier of the Appointment Date or the Effective Date, the provisions of this Section 6.6 are intended to be for the irrevocable benefit of, to grant third party rights to, and shall be enforceable by each Indemnified Party and his or her representatives, and shall be binding upon Parent and the Surviving Corporation and their respective successors and assigns.

6.7 Joint and Several Obligations. All of the obligations of Parent and the Purchaser under this Agreement shall be joint and several.

6.8 Third Party Standstill Agreements. During the period from the date of this Agreement through the Effective Time, the Company shall use its reasonable efforts to enforce and shall not terminate, amend, modify or waive (except in accordance with the terms of the applicable agreement) any standstill provision of any confidentiality or standstill agreement between the Company or its representatives and other parties entered into prior to the date hereof.

6.9 State Takeover Laws. If any state takeover statute becomes or is deemed to become applicable to the Company, the Offer, the acquisition of Common Stock pursuant to the Offer, or the Merger, then the Company’s board of directors shall, subject to its fiduciary duties as advised of the same by its counsel, take all reasonable action necessary to render such statute inapplicable to the foregoing.

6.10 Employee Benefits.

(a) Parent agrees to cause the Company to honor all contracts, agreements, arrangements, policies, plans and commitments of the Company or any of the Company Subsidiaries, in accordance with their terms, which are applicable with respect to any employee, officer, director or executive or former employee, officer, director, or executive of the Company or of any Company Subsidiary, provided that such contract, agreement, arrangement, policy, plan or commitment is disclosed in Section 3.13 of the Company Disclosure Schedule. Notwithstanding the provisions of this Section 6.10 or any other provision of this Agreement, the ability or right of the Company and its Subsidiaries to terminate the employment of any of their respective employees after the Closing Date shall not be limited or restricted in any way (subject to any rights of any such employees pursuant to any contract, agreement, arrangement, policy, plan or commitment).

(b) For purposes of all employee benefit plans, programs and agreements maintained by or contributed to by Parent and its Subsidiaries (including, after Closing, the Surviving Corporation), Parent shall, or shall cause its Subsidiaries to cause each such plan, program or arrangement to, treat the prior service with the Company or its Subsidiaries immediately prior to the Closing of any employee of the Company or the Company Subsidiaries (a “Company Employee”) (to the same extent such service is recognized under analogous plans, programs or arrangements of the Company or its Affiliates prior to the closing) as service rendered to Parent or its Subsidiaries, as the case may be, for purposes of vesting and eligibility; provided, however, that such crediting of service shall not (i) operate to duplicate any benefit or the funding of such plan or (ii) require the crediting of past service for benefit accrual purposes under any defined benefit pension plan. Company Employees shall also be given credit for any deductible or co-payment amounts paid in respect of the plan year in which the Closing occurs, to the extent that, following the Closing, they participate in any other plan for which deductibles or co-payments are required. Parent shall also cause each Parent Plan (as defined below) to waive any preexisting condition which was waived under the terms of any Plan immediately prior to the Closing or waiting period limitation which would otherwise be applicable to a Company Employee on or after the Closing. Parent shall recognize any accrued but unused vacation of the Company Employees as of the Closing Date, and Parent shall cause the Company and its Subsidiaries to provide such paid vacation. For purposes of this Agreement, a “Parent Plan” shall mean such employee benefit plan, as defined in Section 3(3) of ERISA, or a nonqualified employee benefit or deferred compensation plan, stock option, bonus or incentive plan or other employee benefit or fringe benefit program, that may be in effect generally for employees of Company and the Company Subsidiaries from time to time. The requirement of this Section 6.10(b) shall not apply to any employee covered by a collective bargaining agreement, it being understood that the terms of the applicable collective bargaining covering each such employee apply.

(c) Parent shall cause the Company to satisfy any liability for severance pay and similar obligations payable to any Company Employee who is terminated by Parent or the Company, or any of their respective Subsidiaries, on terms no less favorable than those provided under the policies described in Section 6.10 of the Company Disclosure Schedule; provided, however, that employees covered by a collective bargaining agreement shall not be subject to the foregoing sentence, but shall be subject to the applicable collective bargaining agreement.

(d) Except as provided in this Section 6.10, nothing in this Agreement shall limit or restrict the rights of Parent or the Company to modify, amend, terminate or establish employee benefit plans or arrangements, in whole or in part, at any time after the Closing Date.

(e) The Company shall not, during the period prior to the Appointment Date, make any written or other communication to its employees relating to post-Offer employee compensation or benefits without the prior approval of Parent, which approval shall not be unreasonably withheld or delayed.

6.11 Stockholder Litigation. The parties will discuss with each other any stockholder litigation relating to the Transactions.

6.12 Proxy Statement. As promptly as practicable after the consummation of the Offer and if required by the Exchange Act, the Company shall prepare and file with the SEC, and shall use all reasonable efforts to have cleared by the SEC, and promptly thereafter shall mail to stockholders, the Proxy Statement. Parent and the Purchaser agree to cooperate with the Company in the preparation of the Proxy Statement and other proxy solicitation materials of the Company. Subject to the fiduciary duties of the Company’s board of directors, the Proxy Statement shall contain the recommendation of the Company’s board of directors that the Company’s stockholders approve this Agreement and the Merger.

6.13 Special Meeting. Following the consummation of the Offer, the Company shall promptly take all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws to convene the Special Meeting, if such meeting is required. The stockholder vote required for approval of the Merger will be no greater than that set forth in the DGCL. The Company shall use its reasonable efforts to solicit from stockholders of the Company proxies in favor of the Merger and shall take all other action necessary or, in the reasonable opinion of Parent, advisable to secure any vote of stockholders required by the DGCL to effect the Merger. Notwithstanding the foregoing, if the Purchaser or any other Subsidiary of Parent shall acquire at least ninety percent (90%) of the outstanding shares of Common Stock, and, provided that, the conditions set forth in Article 7 shall have been satisfied or waived, the Company shall, at the request of Parent, take all necessary and appropriate action to cause the

Merger to become effective within the time frame specified in Section 1.10 of this Agreement after such acquisition, without the approval of the stockholders of the Company, in accordance with Section 253 of the DGCL.

ARTICLE 7

CONDITIONS

7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, the Purchaser and the Company, as the case may be, to the extent permitted by applicable law:

(a) Stockholder Approval. The Merger and this Agreement shall have been approved and adopted by the requisite vote of the stockholders of the Company, to the extent required by the Certificate of Incorporation, the Bylaws of the Company, and the DGCL; provided, however, that no party to this Agreement may invoke this condition if such party has not complied with its obligations under Sections 1.9 and 1.10 of this Agreement;

(b) Statutes; Court Orders. No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect prohibiting consummation of the Merger; and

(c) Purchase of Common Stock in Offer. The Purchaser shall have purchased, or caused to be purchased, the Common Stock pursuant to the Offer; provided, however, that neither Parent nor the Purchaser may invoke this condition if the Purchaser (or its assignee) shall have failed in violation of the terms of this Agreement or the Offer to purchase Common Stock tendered in the Offer and not withdrawn.

ARTICLE 8

TERMINATION

8.1 Termination. This Agreement may be terminated and the Transactions may be abandoned:

(a) At any time before the Effective Time, whether before or after stockholder approval thereof, by mutual written consent of Parent and the Company;

(b) By either Parent or the Company (i) if, prior to the purchase of the Common Stock in the Offer, a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the Merger, (ii) if the Offer shall be terminated, withdrawn, or shall expire without any Common Stock being purchased therein, or (iii) if the Offer has not been consummated by October 29, 2004, (the “Outside Termination Date”); provided, however, that the right to terminate this Agreement pursuant to clause (ii) or (iii) of this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Offer to be consummated by the Outside Termination Date;

(c) By Parent, at any time prior to the purchase of the Common Stock pursuant to the Offer, if (i) the Company’s board of directors shall have withdrawn, modified, or changed its recommendation in respect of this Agreement, the Offer, or the Merger in a manner adverse to the Transactions or to Parent or to the Purchaser, (ii) the Company enters into a definitive agreement or the Company’s board of directors shall have approved or recommended any proposal other than by Parent or the Purchaser in respect of an Acquisition Proposal, (iii) the Company’s board of directors or any committee thereof resolves to take any of the actions described in Sections 8.1(c)(i) or (ii) of this Agreement, (iv) the Company shall have violated or materially breached any of its obligations under Section 5.2 of this Agreement, or (v) the Company shall have knowingly and intentionally materially breached any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in paragraph (f) or (g) of Annex I hereto and (B) cannot be or has not been cured, in all material respects, within the earlier of 30 days after the giving of written notice to the Company or the Outside Termination Date; or

(d) By the Company (i) at any time prior to the acceptance for payment by the Parent of the shares of Common Stock pursuant to the Offer, pursuant to and in compliance with Sections 5.2(d) and (e) of this Agreement, (ii) if the Parent or the Purchaser fails to commence the Offer as provided in Section 1.1 hereof or makes any changes to the Offer in contravention of this Agreement, (iii) if, at any time prior to the purchase of the Common Stock in the Offer, Parent or the Purchaser shall have breached in any material respect any of the representations, warranties, covenants or agreements contained in this Agreement and such breach cannot be or has not been cured, in all material respects, within the earlier of 30 days after the giving of written notice to Parent or the Outside Termination Date, or (iv) if the Parent and the Purchaser shall have failed to pay for shares of Common Stock pursuant to the Offer in accordance with Section 1.1 of this Agreement.

8.2 Effect of Termination.

(a) In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (except for Sections 6.3, 8.2, and Article 9 which shall survive such termination) and there shall be no liability on the part of Parent, the Purchaser or the Company, except (i) as set forth in Sections 6.3 and 8.2, and (ii) nothing herein shall relieve any party from liability for any willful breach of any representation, warranty, covenant, or agreement of such party contained in this Agreement.

(b) The Company shall pay to the Parent a termination fee equal to $1,000,000 (the “Termination Fee”):

(i) if the Parent shall have terminated this Agreement pursuant to any of the Sections 8.1(c)(i), 8.1(c)(ii), or 8.1(c)(iii);

(ii) if the Parent shall have terminated this Agreement pursuant to Section 8.1(c)(iv) and (A) prior to or at the time of such termination, a third party has publicly announced an intention to make (whether or not conditional) an Acquisition Proposal to the Company or any of its Subsidiaries or to any of its Representatives, the consummation of which would constitute an Acquisition Event (as defined below), and (B) within twelve (12) months following the termination of this Agreement, an Acquisition Event with such third party or its Affiliates is consummated or the Company enters into a definitive agreement with such third party or its Affiliates providing for an Acquisition Event;

(iii) if the Company shall have terminated this Agreement pursuant to Sections 8.1(d)(i); or

(iv) if the Company shall have terminated this Agreement pursuant to Sections 8.1(b)(ii) or 8.1(b)(iii) and, (A) prior to or at the time of such termination, a third party has publicly announced an intention to make (whether or not conditional) an Acquisition Proposal to the Company or any of its Subsidiaries or to any of its Representatives, the consummation of which would constitute an Acquisition Event (as defined below), and (B) within twelve (12) months following the termination of this Agreement, an Acquisition Event with such third party or its Affiliates is consummated or the Company enters into a definitive agreement with such third party or its Affiliates providing for an Acquisition Event.

(c) The Termination Fee shall be payable by wire transfer to such account as Parent may designate in writing to the Company:

(i) in the case of Section 8.2(b)(i) or (iii), within two business days of the termination of this Agreement; and

(ii) in the case of Sections 8.2(b)(ii) or (iv), within two business days after the earlier of the consummation of such Acquisition Event or the entry by the Company into such definitive agreement.

(d) For purposes of this Agreement, the term “Acquisition Event” shall mean any of the following transactions (other than the Transactions):

(i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction,

(ii) a sale or other disposition by the Company of assets representing in excess of 50% of the aggregate fair market value of the Company’s business immediately prior to such sale, or

(iii) the acquisition by any person or group, including by way of a tender offer or an exchange offer or issuance by the Company, directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of the Company.

(e) Notwithstanding any other provision of this Agreement, the receipt of the Termination Fee hereunder shall be the sole and exclusive remedy of the Parent and the Purchaser with respect to any matter in any way relating to this Agreement or the Transactions or arising in connection therewith.

ARTICLE 9

GENERAL PROVISIONS

9.1 Definitions.

(a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Affiliate” of any Person means (i) a Person that directly, or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person, and (ii) an “associate” as that term is defined in Rule 12b-2 promulgated under the Exchange Act as in effect on the date of this Agreement.

“Commitment Letter” means the Commitment Letter dated as of August 5, 2004, provided to the Parent by Fleet Capital Corporation doing business as Bank of America Business Capital.

“Control” (including the terms “controlling”, “controlled by” and “under control”, “controlled with”, or correlative terms) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of securities, by contract, or otherwise.

“Environmental Laws” means any federal, state, or local statute, code, ordinance, rule, regulation, permit, consent, approval, license, judgment, order, writ, decree, directive, injunction or other authorization, including the requirement to register underground storage tanks, relating to: (i) releases or threatened releases of Hazardous Materials into the environment, including into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, ground water, publicly-owned treatment works, or septic systems; (ii) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Materials; or (iii) any environmental, health or safety material or condition.

“ERISA Affiliate” means any Person (whether incorporated or unincorporated) that together with the Company would be deemed a “single employer” within the meaning of Section 414 of the Code.

“Financial Statements” means the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as of June 30, 2003 and the unaudited consolidated balance sheets of the Company and its consolidated Subsidiaries as of September 30, 2003, December 31, 2003, and March 31, 2004, together, in each case, with the corresponding statements of changes in stockholder’s equity and consolidated income and the statements of cash flows for the periods then ended, as filed with the SEC in a Past SEC Document.

“Hazardous Materials” means (1) hazardous materials, pollutants, contaminants, constituents, medical or infectious wastes, hazardous wastes and hazardous substances as those terms are defined in the following statutes and their implementing regulations: the Hazardous Materials Transportation Act, 49 U.S.C. ss. 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901 et seq., The Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. ss. 9601 et seq., the Clean Water Act, 33 U.S.C. ss. 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. ss. 2601 et seq., the Clean Air Act, 42 U.S.C. ss. 7401 et seq., (2) petroleum, including crude oil and any fractions thereof, (3) radon, (4) PCBs, or materials or fluids containing PCBs, or (5) any toxic or hazardous substance, material or waste, regulated material, contaminant, or pollutant pursuant to any Environmental Law.

“Intellectual Property” means all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, schematics, technology, know-how, trade secrets, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information.

“Knowledge” means (i) with respect to the Company, the actual (as opposed to imputed) awareness of the executive officers of the Company as identified in the Company’s Form 10-K for the period ending June 30, 2003 (or incorporated therein by reference) or the Purchaser, and (ii) with respect to the Parent or the Purchaser, the actual awareness of the executive officers of the Parent or the Purchaser after reasonable investigation.

“Loan Properties” means any property owned, leased, or operated by the Company or any Company Subsidiary or in which the Company or any Company Subsidiary holds a security or other interest (including an interest in a fiduciary capacity) and, when required by the context, this term also includes the owner or operator of such property, but only with respect to such property.

“Material Adverse Effect” means any change, effect, event, occurrence, or state of facts which, individually or together with other changes, effects, events, occurrences, or state of facts, that materially and adversely affects the financial condition, business, operations or results of operations of the specified Person or Persons.

“NASD” means the National Association of Securities Dealers.

“NASD Independent Director” means any director who satisfies the definition of an “independent director” as set forth in NASD Rule 4200(a)(14).

“Nasdaq” means the National Association of Securities Dealers Automated Quotation system.

“Participation Facilities” means any facility or property in which the Company or any Company Subsidiary participates in the management and, where required by the context, said term also shall mean the owner or operator of such facility or property, but only with respect to such property.

“Taxes” means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes, payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which the Company or any of its Subsidiaries is required to pay, withhold or collect.

“Tax Returns” means all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to withholding and other payments to third parties.

(b) The following terms shall have the meanings ascribed thereto in the Section set forth opposite such term:

Term	Section
Acquisition Agreement	5.2(d)
Acquisition Event	8.2(d)
Acquisition Proposal	5.2(a)
Acquisition Proposal Interest	5.2(a)
Agreement	Preamble
Appointment Date	5.1
Audit	3.14(i)
Balance Sheet	3.16(a)
Balance Sheet Date	3.10
Business Day	1.1(a)
Bylaws	3.1(a)
Certificate of Incorporation	3.1(a)
Certificates	2.2(b)
Class A Common Stock	3.3(a)
Closing	1.6
Closing Date	1.6
Code	3.13(b)
Common Stock	Recitals
Company	Preamble
Company Disclosure Schedule	Article 3
Company Employee	6.10(b)
Company Material Contract	3.23
Company Stockholder Approval	3.6
Company Subsidiary	3.4(a)
Confidentiality Agreement	6.3
DGCL	Recitals
D&O Insurance	6.6(c)(i)
Dissenting Common Stock	2.3(a)
Effective Time	1.5
ERISA	3.13(a)
Excepted Expenditures	5.1(n)
Exchange Act	1.1(a)
Fully-Diluted Basis	1.1(a)
GAAP	3.8
Government Contract Party	3.21
Governmental Entity	3.2(b)
Indemnified Party	6.6(a)
Independent Directors	1.3(b)
Initial Expiration Date	1.1(a)
Intellectual Property	3.15
Liens	3.2(b)
Merger	1.4(a)
Merger Consideration	2.1(c)
Minimum Condition	1.1(a)
Offer	Recitals

Offer Documents	1.1(b)
Offer Price	Recitals
Offer to Purchase	1.1(a)
Option(s)	2.4
Option Plan	2.4
Outside Termination Date	8.1(b)(iii)
Parent	Preamble
Past SEC Documents	3.7
Paying Agent	2.2(a)
Permits	3.19(a)
Person	3.4(a)
Plans	3.13(a)
Policy Extension	6.6(c)(ii)
Preferred Stock	3.3(a)
Proxy Statement	1.9(a)(ii)
Purchaser	Preamble
Purchaser Common Stock	2.1
Regulatory Filings	3.2(b)
Representatives	5.2(b)
Revolving Loan Agreement	3.30(b)
Schedule 14D-9	1.1(b)
Schedule TO	1.1(b)
SEC	1.1(a)
Special Meeting	1.9(a)(i)
Subsequent Offering Period	1.1(a)
Subsidiary	3.4(a)
Superior Proposal	5.2(c)
Superior Proposal Notice	5.2(c)
Surviving Corporation	1.4(a)
Stock Option Agreement	Recitals
Tender Agreements	Recitals
Termination Fee	8.2(b)
Transactions	Recitals
Voting Debt	3.3(a)
Warrant(s)	2.4

(c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”

9.2 Fees and Expenses. Except as otherwise provided in Section 8.2(b), whether or not the Merger is consummated, each party hereto shall bear and pay its own fees, costs and expenses incident to preparing, entering into and carrying out this Agreement and to consummating the Transactions.

9.3 Entire Agreement; No Other Representations; No Third Party Beneficiaries. Except as otherwise expressly provided herein, this Agreement, which includes the Company Disclosure Schedule and exhibits hereto, and the other documents, agreements, and instruments, executed and delivered pursuant to or in connection with this Agreement, together with the Confidentiality Agreement, contains the entire agreement among the parties hereto with respect to the Transactions, and such Agreement supersedes all prior arrangements or understandings with respect to the subject matter hereof, both written and oral. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, none of the Company, the Purchaser, or the Parent makes any other representations or warranties, and hereby specifically disclaims any other representations or warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors, or other Representatives, notwithstanding the delivery or disclosure to the other or the other’s representatives of any documentation or other information with respect to any one or more of the foregoing. Other than Section 6.6 which may be enforced directly by the beneficiaries thereof following the earlier of the Appointment Date or the Effective Date, nothing in this Agreement, expressed or implied, is intended to confer upon any individual, corporation or other entity, or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.4 Amendment and Modification. To the extent permitted by law and subject to Section 1.3(b), this Agreement may be amended, modified, and supplemented by a subsequent writing signed by each of Parent, the Purchaser and the Company upon the approval of the board of directors of the Company on the one hand, and Parent and the Purchaser on the other hand.

9.5 Waivers. Prior to or at the Effective Time and subject to Section 1.3(b), each of the Company on the one hand and Parent and the Purchaser on the other hand, shall have the right to waive any default in the performance of any term of this Agreement by the other, to waive or extend the time for the compliance or fulfillment by the other of any and all of the other’s obligations under this Agreement, and to waive any or all of the conditions precedent to its obligations under this Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation, which violation would have a Material Adverse Effect on the Parent on the one hand, and on the other hand a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or the breach of any provision contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or the breach of any other term of this Agreement.

9.6 No Assignment. None of the parties hereto may assign any of its rights or delegate any of its obligations under this Agreement to any other Person, and any such purported assignment or delegation that is made without the prior written consent of the other parties to this Agreement shall be void and of no effect.

9.7 Notices. All notices or other communications given or made pursuant to this Agreement shall be in writing and shall be (a) delivered by registered or certified mail, return receipt requested, postage prepaid, (b) by expedited mail or package delivery service guaranteeing next business day delivery, or (c) delivered personally, by hand, or facsimile transmission, to the persons at the addresses set forth below (or at such other address as may be provided hereunder):

Parent or Purchaser:	Gulfside Supply, Inc. 501 N. Reo Street Tampa, FL 33609 Telephone Number: (813) 636-9808 Telecopy Number: (813) 207-0143 Attention: James R. Resch, President

Copy to Counsel for the Parent and Purchaser:	Fowler White Boggs Banker, P.A. 501 E. Kennedy Blvd., Suite 1700 Tampa, FL 33608 Telephone Number: (813) 228-7411 Telecopy Number: (813) 229-8313 Attention: David C. Shobe, Esquire

The Company:	Eagle Supply Group, Inc. 122 East 42nd St., Suite 1618 New York, NY 10168 Telephone Number: (212) 986-6190 Telecopy Number: (212) 972-0326 Attention: Douglas P. Fields, Chief Executive Officer

Copy to Counsel for the Company:

Carlton Fields, P.A.

Corporate Center Three at International Plaza

4221 W. Boy Scout Blvd.

Tampa, FL 33607

Telephone Number: (813) 223-7000

Telecopy Number: (813) 229-4133

Attention: Richard A. Denmon, Esquire

Any notice or other communications to be given or that may be given pursuant to this Agreement shall be deemed to have been given: (x) three calendar days after the deposit of such notice or communication in the United States Mail, registered or certified, return receipt requested, with proper postage affixed thereto; (y) on the first business day after depositing such notice of communication with Federal Express, Express Mail, or other expedited mail or package delivery service guaranteeing delivery no later than the next business day if next day delivery service has been requested and paid for; or (z) upon delivery if hand delivered or telecopied to the appropriate address and person as provided hereinabove or to the person to whose attention the notice is to be given to the other parties in the manner hereinabove provided.

9.8 Non-Survival of Representations and Warranties. None of the representations or warranties in this Agreement, or in any instrument delivered pursuant to this Agreement, shall survive the consummation of the Transactions or the Effective Time, as the case may be. This Section 9.8 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

9.9 Governing Law; Jurisdiction.

(a) This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Delaware.

(b) Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions may be brought against any of the parties in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the State of Delaware. Without limiting the generality of the foregoing, each party hereto agrees that service of process upon such party at the address referred to in Section 9.7, together with notice of such service to such party, shall be deemed effective service of process upon such party.

9.10 Specific Performance. Except under such circumstances as would cause a Termination Fee to be payable, (a) each party hereto agrees that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached, and (b) it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.11 Waiver of Jury Trial. To the extent permitted by applicable law, the parties hereby irrevocably waive any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

9.12 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provisions shall be interpreted to be only so broad as is enforceable.

9.13 Obligations of the Parent. Whenever this Agreement requires a Subsidiary of the Parent to take any action, such requirement shall be deemed to include an undertaking on the part of the Parent to cause such Subsidiary to take such action.

9.14 Counterparts. This Agreement may be executed in one or more separate counterparts, each of which, when so executed and delivered, shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

9.15 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

[Remainder of the Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its respective officer(s) thereunto duly authorized, all as of the date first written above.

EAGLE SUPPLY GROUP, INC.

By:	/s/ James E. Helzer
James E. Helzer
President

By:	/s/ Douglas P. Fields
Douglas P. Fields
Chief Executive Officer

GULFSIDE SUPPLY, INC.

By:	/s/ James S. Resch
James S. Resch
President and Chief Executive Officer

GULFCO ACQUISITION, INC.

By:	/s/ James S. Resch
James S. Resch
President and Chief Executive Officer

Signature Page to Agreement and Plan of Merger

ANNEX I

Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Purchaser’s right to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e1(c) under the Exchange Act (relating to the Purchaser’s obligation to pay for or return tendered Common Stock after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any validly tendered Common Stock if (i) by the expiration of the Offer (as it may be extended in accordance with the requirements of Section 1.1) the Minimum Condition shall not be satisfied, or (ii) any of the following events shall occur and be continuing as of the expiration date:

(a) there shall be pending any suit, action or proceeding by any Governmental Entity against the Purchaser, Parent, the Company or any Company Subsidiary that (i) seeks to restrain or prohibit Parent’s or the Purchaser’s ownership or operation (or that of any of their respective Subsidiaries or Affiliates) of all or a material portion of their or the Company’s and the Company Subsidiaries’ businesses or assets, or to compel Parent or the Purchaser or their respective Subsidiaries and Affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective Subsidiaries, (ii) challenges or seeks to prohibit the acquisition by Parent or the Purchaser of any Common Stock under the Offer, seeks to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions, or seeks to obtain from the Company, Parent or the Purchaser any damages that are material in relation to the Company and the Company Subsidiaries, taken as a whole, (iii) seeks to impose material limitations on the ability of the Purchaser, or render the Purchaser unable, to accept for payment, pay for or purchase some or all of the Common Stock pursuant to the Offer and the Merger, or (iv) seeks to impose limitations on the ability of the Purchaser or Parent to exercise full rights of ownership of the Common Stock, including, without limitation, the right to vote the Common Stock purchased by it on all matters properly presented to the Company’s stockholders;

(b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable, to the Offer or the Merger, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

(c) there shall have occurred (i) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory) or (ii) any limitation (whether or not mandatory) by any United States Governmental Entity on the extension of credit generally by banks or other financial institutions;

(d) since the date of this Agreement, there shall have occurred any Material Adverse Effect on the Company and any of its Subsidiaries taken as a whole;

(e) the Company’s board of directors shall have (i) withdrawn, or modified or changed in a manner adverse to the Transactions, to Parent or to the Purchaser (including by amendment of the Schedule 14D-9), its recommendation of the Offer, the Merger Agreement, or the Merger, (ii) recommended any Acquisition Proposal, or (iii) resolved to do any of the foregoing;

(f) any of the representations and warranties of the Company contained in the Merger Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect (other than the representation and warranty set forth in Section 3.10(ii) of this

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Agreement) or any similar standard or qualification, shall not be true and correct in all respects as of the date of determination, as if made at and as of such time, except to the extent expressly made as of an earlier date, in which case as of such earlier date, and except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole;

(g) the Company shall have breached or failed, in any material respect, to perform or to comply with its agreements and covenants to be performed or complied with by it under the Merger Agreement;

(h) all consents, permits and approvals of Governmental Entities and other Persons shall not have been obtained other than those the failure of which to obtain, individually or in the aggregate, would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole;

(i) the Company shall not have obtained agreements from its employees to reduce their contractual rights to change of control payments by an aggregate of at least $600,000; or

(j) the Merger Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are for the benefit of Parent and the Purchaser, may be asserted by Parent or the Purchaser regardless of the circumstances giving rise to such condition, and may be waived by Parent or the Purchaser in whole or in part at any time and from time to time, subject in each case to the terms of the Merger Agreement. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

The capitalized terms used in this Annex I shall have the meanings set forth in the agreement to which it is annexed, except that the term “Merger Agreement” shall be deemed to refer to the agreement to which this Annex I is annexed.

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